Exhibit 10.56

LCH.CLEARNET LIMITED

AND

LIFFE ADMINISTRATION AND MANAGEMENT

CLEARING RELATIONSHIP AGREEMENT

33.	Illegality	50

34.	Severability	50

35.	Notices	51

36.	Waivers	51

37.	Remedies Cumulative	51

38.	Entire Agreement	51

39.	Third Party Rights / No Partnership	52

40.	Number Of Counterparts	52

41.	Dispute Resolution	52

42.	Costs	53

43.	Governing Law And Jurisdiction	53

THIS AGREEMENT is made the 30th day of October 2008

BETWEEN

(1)	LCH.Clearnet Limited (“LCH”) whose registered office is at Aldgate House, 33 Aldgate High Street, London EC3N 1EA, UK; and

(2)	LIFFE Administration and Management (“LIFFE”) whose registered office is at Cannon Bridge House, 1 Cousin Lane, London EC4R 3XX,

(each a “Party” and, together, the “Parties”).

WHEREAS:

(A)	LIFFE is an RIE and operates the LIFFE Markets.

(B)	LCH is an RCH and is currently appointed by LIFFE to provide certain services to LIFFE and LCH Members pursuant to the Current Clearing Terms.

(C)	The Parties are to terminate their current arrangements pursuant to which central counterparty services are provided to the LIFFE Markets, and have agreed new arrangements under which LIFFE will act as the central counterparty to Eligible Trades concluded on the LIFFE Markets. In connection with LIFFE’s role as the central counterparty to the LIFFE Markets, LIFFE wishes to appoint LCH to provide certain services to LIFFE in connection with the management of defaults, the management of risk, certain payment and settlement functions, and other ancillary services in support of the LIFFE Services.

(D)	The Parties intend that this Agreement sets the terms of the provision of the LCH Services going forward. LCH is willing to accept the appointment contained herein on and subject to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	Unless otherwise expressly stated in this Agreement and the Schedules hereto (or the context otherwise requires):

“Act” means the Financial Services and Markets Act 2000;

“Affiliate” means in relation to a body corporate or person (i) any body corporate or other person that it, directly or indirectly through intermediate bodies corporate or other persons, Controls; (ii) any body corporate or other person that, directly or indirectly through intermediate bodies corporate or other persons, Controls the first mentioned body corporate or person; and (iii) any body corporate or other person Controlled by a person or body corporate or other person described in subclause (ii) of this definition, and “affiliated with” shall be construed accordingly;

“Annual Charge” means the sum calculated and applied in accordance with the so named charges formula and provisions set out at Schedule 3 including, where applicable, the Annual Inflation Uplift Multiplier, the Annual Volume Uplift Fee and the Regulatory Capital Fee;

“Annual Inflation Uplift Multiplier” means the multiplier calculated and applied year on year in accordance with the Annual Inflation Uplift Multiplier formula and provisions set out at Schedule 3;

“Annual Volume Uplift Fee” means the sum calculated and applied annually in accordance with the Annual Volume Uplift Fee formula and provisions set out at Schedule 3;

“Applicable Laws” means relevant laws, statutory instruments, rules and regulations having the force of law, imposed by a governmental or other regulatory authority from time to time in England and Wales;

“Approved PPS Bank” means a bank with which an LCH direct debit mandate has been agreed;

“ARCA” means the Amended and Restated Clearing Agreement dated 31 October 2003 (as amended) entered into between Euronext Brussels S.A./N.V., Euronext Amsterdam N.V., Euronext Paris S.A., Euronext Lisbon—Sociedade Gestora De Mercados Regulamentados S.A., Banque Centrale De Compensation S.A. (“LCH.Clearnet SA”), and LCH.Clearnet Group Limited as the same may be amended, restated and/or supplemented from time to time;

“ARCA Transaction” means a transaction that is cleared as of the date of this Agreement by LCH.Clearnet SA, or which is otherwise due to be cleared by LCH.Clearnet SA, under the terms of the ARCA;

“Automatically Permitted Change of Control” means a Change of Control occurring within the [*] subsequent to the date of this Agreement and which results in LCH being Controlled by all or any of the following either solely or in any combination: (i) [*] and/or any new or existing [*]: or (ii) any new entity or entities that are incorporated by LCH and/or [*] for the purposes of facilitating a merger, takeover or other combination between LCH and some or all of these aforementioned parties; save to the extent any persons referred to above is, or is Controlled by, an entity that received more than [*] of its income in its most recently completed financial year (as at the date on which LCH’s ordinary shareholders are first invited to vote on the merger or other combination) through the direct or indirect ownership or operation by it (and/or by its Affiliates) of [*]. For the avoidance of doubt, revenue derived from minority shareholdings in the [*] shall not count towards the aforementioned [*] threshold;

“Business Day” means a day on which a LIFFE Market is open for business;

“Change” has that meaning given to it in Schedule 5;

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Change Control Procedure” means the procedure for the agreement of Changes contained in Schedule 5;

“Change of Control” a Change of Control will be deemed to have occurred if a person who does not currently Control LCH comes directly or indirectly to Control LCH;

“Claims” has the meaning given in Clause 26.17.1;

“Clearing Member” means, from the Commencement Date onwards, a person who is both (i) a member of LIFFE which is authorised by LIFFE for the time being to act as a clearing member in relation to the clearing and settlement of Eligible Trades and (ii) an LCH Member;

“Clearing Membership Agreement” means an agreement between LIFFE, LCH and each Clearing Member, (as amended between the parties from time to time and which may, as relevant, constitute an amendment or replacement to any existing clearing membership agreement between such Clearing Member and LCH and/or LIFFE) in connection with the Clearing Member’s clearing of LIFFE Contracts from the Commencement Date;

“Commencement Date” means the date upon which the LCH Services and the LIFFE Services are to commence, as determined in accordance with Clause 2.1;

“Confidential Information” means any information disclosed by one Party (or any of its Affiliates) to the other Party (or any of its Affiliates) which: (i) is disclosed in confidence to the receiving Party or any of its Affiliates; or (ii) which by its nature or by the circumstances of its disclosure would be regarded as confidential by a reasonable business person, save that information shall not be Confidential Information if such information (A) is already in the public domain at the time of disclosure; or (B) enters the public domain other than by a breach of any obligation of confidentiality. Confidential Information may include, but is not limited to, a disclosing Party’s Intellectual Property Rights, new product or new technology information, source code, object code, formulae, descriptions, diagrams, screen displays, schematics, blueprints, flow charts, data, algorithms, drawings, tapes, listings, processes, techniques, procedures, know how, passwords and sign on codes, documentation, manuals, specifications, designs, inventions, discoveries, improvements, research, development, product prototypes and copies (including but not limited to object code copies), models, marketing strategies, plans and materials, development plans, customer and client data and information, employee data and information, pricing information, rates and values, financial information, customer lists, business opportunities provided that in each case such information is Confidential Information within the meaning of the immediately preceding sentence;

“Contract Specification” means, in respect of any Eligible Product, the contract specification set out in the LIFFE Rules from time to time;

“Control” means, in relation to a body corporate, the power of a person to secure that the affairs of that body corporate are conducted in accordance with the wishes of that person: (i) by means of the holding of or the possession of voting powers in or in relation to 50% or more of the voting equity securities of that body corporate; or (ii) by virtue of having the power to appoint or remove a majority of the board of directors of that body corporate (and “Controlled” shall be construed accordingly);

“CPS” shall mean the clearing processing system software owned by LIFFE and used by LIFFE and/or its Affiliates;

“CPS Agreement” means the CPS Managed Services Agreement dated 15 October 2001 entered into between LCH and LIFFE Services Limited, as the same may be amended, restated and/or supplemented from time to time;

“Critical Service Levels” has the meaning given in Clause 4.4;

“Current Clearing Terms” means the terms on which LCH, immediately prior to the Commencement Date, acts as the clearing house to the LIFFE Markets, being a clearing agreement dated 7 June 1988 as amended by the letter of 16 July 1996 entered into between LIFFE and LCH and any and all ancillary agreements relating to the basis on which LCH acts as the clearing house to the LIFFE Markets;

“Defaulter” means a Clearing Member which has been declared a defaulter by LIFFE in accordance with the LIFFE Default Rules;

“Default Rules” means:

(i)	in relation to LCH, LCH’s default rules from time to time which form part of the LCH Regulations; and

(ii)	in relation to LIFFE, LIFFE’s default rules from time to time which form part of the LIFFE Rules;

“De Minimis Change” has the meaning given in Schedule 5;

“Dispute” has the meaning given in Clause 41.1;

“Eligible Product” means:

(i)	any Existing LIFFE Product; and

(ii)	any New LIFFE Product which the Parties agree shall be subject to the arrangements contemplated under this Agreement pursuant to Clause 5;

“Eligible Trade” means a trade in an Eligible Product which is registered by LIFFE for clearing in accordance with the LIFFE Rules;

“Euribor” means the percentage rate per annum as determined by the Banking Federation of the European Union for a three month period, displayed on the appropriate page of the Reuters screen;

“Euronext College of Regulators” means the Committee of Chairmen of the regulatory entities governing Euronext’s local marketplaces, being the French

Financial Regulator (Autorité des Marchés Financiers), the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliáros—CMVM), and the FSA, pursuant to the Memoranda of Understanding dated 3 March 2003 and 22 March 2001;

“European Union” means all member states which are at the date of this Agreement signatories to the Treaty on European Union (92/C 191/01) which came into force on 1 November 1993;

“Exchange Fees” means any fees charged by or on behalf of LIFFE (or any Affiliate) to Clearing Members, including for trading, clearing, processing, settlement and/or physical settlement in connection with LIFFE Contracts;

“Existing LIFFE Product” means any product described in Schedule 2 (as amended at the Commencement Date to include any additional products that LCH agrees to clear after the date of this Agreement under the Current Clearing Terms);

“Exit Management Plan” means the plan set out in Schedule 8 as updated by the Parties from time to time;

“Exit Phase” has the meaning given in Schedule 8;

“FSA” means the United Kingdom’s Financial Services Authority;

“FSMA Regulations” means the Financial Services and Markets Act 2000 (Recognition Requirements for Investment Exchanges and Clearing Houses) Regulations 2001;

“Good Industry Practice” means, with respect to the performance of services under this Agreement, that the relevant Party shall exercise that degree of skill and care in providing the services and attempting to keep service failures to a minimum, as would be expected of them by a reasonable person with knowledge and experience of the business of exchange-based clearing and settlement, and the provision of a managed IT service which supports such exchange-based clearing and settlement services, including (in the case of LCH) those IOSCO recommendations with which LCH complies as at the Commencement Date and as set out and evaluated in the FSA paper entitled “Assessment of LCH.Clearnet Limited against the CPSS-IOSCO recommendations for Central Counterparties” dated June 2006 and provided in any event that the exercise of such skill and care will not be any less than that required to ensure compliance with any standard expressly agreed between the Parties;

“Improvement” means, in the absence of a separate agreement signed by both Parties to the contrary (including, without limitation, through the Change Control Procedure), an improvement to or any derivative work of the LIFFE Background IPR or the LCH Background IPR (as applicable) which is developed by or on behalf of that Party or developed by anyone else, provided, however, that no Jointly Developed IP shall be an Improvement;

“Indemnified Party” has the meaning given in Clause 26.17.5;

“Infringement” has the meaning given in Clause 26.18.1;

“Initial Margin” means any initial margin payable by any Clearing Member in respect of its LIFFE Contracts and/or Novated Contracts, as determined by LCH in its sole discretion;

“Intellectual Property Rights” means all industrial and intellectual property rights including, without limitation, trade marks, service marks, trade names, logos, patents, inventions, registered and unregistered design rights, copyrights, database rights, and all other similar proprietary rights in any country including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Intra-day Margin” means any intra-day margin payable by any Clearing Member in respect of its LIFFE Contracts and/or Novated Contracts, as determined by LCH in its sole discretion;

“IP Licensee” has the meaning given in 26.18.2;

“IP Owner” has the meaning given in 26.18.2;

“Jointly Developed” means any Project IP for which at least one employee of each Party has had not insubstantial involvement in the development, provided, however, that for the avoidance of doubt, the mere request by a Party to create particular software functionality shall not alone result in such resulting Project IP being Jointly Developed. The phrase “not insubstantial involvement” means: (A) in respect of patents and rights in inventions, involvement such that the employee of such Party would have a right to be named as an inventor in any resulting patent application; and (B) in respect of copyright, involvement that would result in joint authorship of the resulting copyright work.

“Jointly Developed IP” has the meaning given in Clause 26.9;

“LCH Ancillary Services” means the ancillary services provided by LCH pursuant to Part 4 of Schedule 1;

“LCH Background IPR” shall have the meaning given to it in Clause 26.2;

“LCH Clearing Member Interest Payment and Collateral Accommodation Policies” means the LCH clearing member interest payment and collateral accommodation policies that may be in force from time to time (the LCH Clearing Member Interest Payment and Collateral Accommodation Policies in force as at the Commencement Date are set out at Schedule 11);

“LCH.Clearnet” means LCH.Clearnet Group Limited, a company incorporated in England and Wales under number 4743602 whose registered office is at Aldgate House, 33 Aldgate High Street, London EC3N 1EA;

“LCH Collateral and Treasury Investment Policies” means the LCH collateral and treasury investment policies that may be in force from time to time (the LCH Collateral and Treasury Investment Policies in force as at the Commencement Date are set out at Schedule 11);

“LCH Default Management Services” means the default management services provided by LCH pursuant to Part 1 of Schedule 1;

“LCH-LIFFE Contract” means a contract in an Eligible Product arising between LIFFE and LCH pursuant to the mutual membership and link arrangements to be agreed in accordance with Clause 12.1;

“LCH Materials” means, save as may be otherwise agreed between the Parties in writing, (1) any Material provided or made available by or on behalf of LCH to LIFFE (a) under this Agreement, or (b) relating to the LCH Services or the LIFFE Services, in each case to the extent that the Intellectual Property Rights in the same are owned by or licensed (other than under this Agreement) to LCH (or any of its Affiliates), (2) any Material developed by LIFFE or any Affiliate of LIFFE for LCH where that development has been commissioned and paid for solely by LCH and the Parties have agreed in writing that the Intellectual Property Rights in such Material is to be solely owned by LCH (or any of its Affiliates) (3) any Improvements to LCH Materials; and (4) the following materials (and Improvements to the same): the LCH Regulations and procedures;

“LCH Member” means a clearing member of LCH which is authorised by LCH for the time being to act as a clearing member in relation to the LIFFE Markets;

“LCH Registered Contract” means an Eligible Trade registered by LCH in accordance with the LCH Regulations prior to the Commencement Date;

“LCH Regulations” means the General Regulations, Default Rules and Procedures of LCH, as amended from time to time and any reference to a Regulation shall be construed as a reference to the relevant General Regulation;

“LCH Risk Management Services” means the risk management services provided by LCH pursuant to Part 2 of Schedule 1;

“LCH Services” has the meaning given to it in Clause 4.1;

“LCH Settlement Services” means the payment, settlement and other services provided by LCH pursuant to Part 3 of Schedule 1;

“LIFFE Background IPR” shall have the meaning given to it in Clause 26.1;

“LIFFE Contract” means a contract arising out of an Eligible Trade and registered by LIFFE in the name of a Clearing Member in accordance with the LIFFE Rules on or after the Commencement Date, including any existing LCH Registered Contracts transferred to LIFFE on the Commencement Date pursuant to the Transition and Migration Plan;

“LIFFE Data” means that data referred to in Clause 6.5;

“LIFFE Markets” means any market operated by LIFFE on the date of this Agreement regardless as to whether the market is an exchange, multilateral trading facility, alternative trading system, other platform or an over the counter market but excluding any market outside of the European Union operated by LIFFE, or (whether or not within the European Union) to which LIFFE in the future provides services;

“LIFFE Materials” means, save as may be otherwise agreed between the Parties in writing, (1) any Material provided or made available by or on behalf of LIFFE to LCH (a) under this Agreement, or (b) relating to the LCH Services or the LIFFE Services, in each case to the extent that the Intellectual Property Rights in the same are owned by or licensed (other than under this Agreement) to LIFFE (or any of its Affiliates); (2) any Material developed by LCH or any Affiliate of LCH for LIFFE where that development has been commissioned and paid for solely by LIFFE and the Parties have agreed in writing that the Intellectual Property Rights in such Material are to be solely owned by LIFFE (or any of its Affiliates); (3) any Improvements to LIFFE Materials existing as at the Commencement Date; (4) LIFFE Data; (5) the following Materials (and Improvements to the same): (i) CPS (and successor systems); (ii) TRS (and successor systems); and (iii) the LIFFE Rules (and procedures);

“LIFFE Obligations” means the performance by LIFFE of those services (or any of them), upon which and to the extent LCH is reliant to provide the LCH Services, including those set out in Clause 6.4 and as further detailed by the agreement of the Parties in accordance with Clause 6.2;

“LIFFE Product” means any Existing LIFFE Product and any New LIFFE Product;

“LIFFE Rules” means the rules adopted by LIFFE in force from time to time and which govern the membership and operation of any LIFFE Market;

“LIFFE Services” means the central counterparty and ancillary services to be provided by LIFFE to Clearing Members from the Commencement Date in accordance with the LIFFE Rules;

“LIFFE Software” means CPS and TRS;

“London SPAN” means [*];

“Longstop Date” means the date referred to in Clause 3.1;

“Losses” means losses, claims, awards, damages, costs, charges, liabilities (including liabilities to taxation) and expenses (including fines, penalties and reasonable and documented legal and other professional fees and disbursements);

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Margin” means any or all of Initial Margin, Intra-day Margin, Variation Margin and any contingent margin such as tender delivery margin, as the context may require;

“Material” means any material in whatever form (including specifications, plans, methodologies, inventions, formulae, software, databases, reports, processes, product/trade names and logos, designs, documentation, information and know-how);

“New LIFFE Product” means any new or proposed product (or amendment to an Existing LIFFE Product), which has become (or is to become) available for trading on a LIFFE Market or is (or is to be capable of being) reported to LIFFE for registration in accordance with the LIFFE Rules;

“Novated Contract” has the meaning given to it in Schedule 1, Paragraph 1.3.1;

“Parties” means the parties to this Agreement, and “Party” shall be construed as a reference to either of them as the context so demands;

“Post Trade Services” means post trade management services principally performed on TRS/CPS (or successor systems), including in respect of give-ups, take ups, trade splits and account transfers of trades, position transfers, exercise and assignment of option contracts, notification and allocations of futures contracts, in each case in a manner substantially similar to that operated by LIFFE prior to the Commencement Date;

“PPS Account” means the protected payment system account or accounts held by each Clearing Member with an Approved PPS Bank;

“Preferred Supplier Arrangements” means the arrangements described at Clause 15.5;

“Product Handover Notice” has the meaning given in Clause 15.4;

“Project IP” means Intellectual Property Rights that on or from the Commencement Date for the term of this Agreement are created solely or predominantly in connection with either or both Party(ies)’s fulfilment of its obligations under this Agreement, or in furtherance of the purposes of this Agreement and/or the arrangements contemplated hereby, provided, however, that Project IP shall not include LCH Background IPR or LIFFE Background IPR;

“RCH” means a recognised clearing house pursuant to the Act;

“Regulatory Capital Fee” means the sum calculated and applied year on year in accordance with the Regulatory Capital Fee formula and provisions set out at Schedule 3;

“Regulatory Capital Requirement” means the average annual amount of regulatory capital required by the regulations and/or other requirements applying to LCH set aside solely for the purposes of providing the LCH Services, as evidenced to LIFFE through an open book analysis by LIFFE of LCH’s relevant regulatory capital obligations. The current requirement, the principles underpinning the calculation of this and an example Regulatory Capital Fee calculation, which are subject to change and any such change to which shall be promptly notified to LIFFE, are illustrated in Schedule 10;

“Relationship Manager” has the meaning given in Schedule 7;

“Relevant Infringement” has the meaning given in Clause 26.18.3;

“Representative” has the meaning given in Clause 41.1;

“RIE” means a recognised investment exchange pursuant to the Act;

“Similar” means, in relation to a New LIFFE Product, that such product is of a similar contract design, market segment and nature of underlying instrument to an existing Eligible Product, provided that a New LIFFE Product shall be deemed to be Similar if the evaluation and implementation of such New LIFFE Product will result in LCH incurring only minimal additional marginal costs;

“Solely Developed IP” has the meaning given in Clause 26.8;

“Solely Developed IP Sole Owner” has the meaning given in Clause 26.8;

“SPAN®” means [*];

“Stamp Tax Regulations” means the Stamp Duty and Stamp Duty Reserve Tax (Investment Exchanges and Clearing Houses) Regulations 1997 (SI 1997/2429) (or any successor regulations);

“Successor Operator(s)” in relation to the LCH Services means the entity or entities succeeding LCH in the provision or operation of services replacing any one or more of the LCH Services as part of the Exit Management Plan;

“Target Service Levels” has the meaning given in Clause 4.4;

“Termination Agreement” means the agreement between LCH and LIFFE dated on or about the date of this Agreement relating to the termination of the Current Clearing Terms;

“Termination Date” means the date of expiry of any notice of termination of this Agreement;

“Third Party Markets” means any trading venue operated by a person other than LIFFE or its Affiliates, regardless as to whether the market is an exchange, multilateral trading facility, alternative trading system or other trading platform;

“Third Party Recipient” has the meaning given in Clause 25.2;

“Transition and Migration Plan” means the plan outlined in Clause 9.2.1;

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Treasury Income” means the net monies earned by LCH for the benefit of LIFFE in undertaking the treasury and collateral management of collateral held to meet margin and default fund requirements attributable to LIFFE business for the benefit of LIFFE calculated in accordance with Schedule 11;

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended;

“TRS” shall mean the trade registration system software owned and used by LIFFE and/or its Affiliates;

“Variation Margin” means any variation margin payable by any Clearing Member in respect of its LIFFE Contracts; and

“VAT” means value added tax as provided for under the Value Added Tax Act 1994 (or any successor legislation), goods and services tax, consumption tax, or any tax of a similar nature levied upon the supply of goods or services.

“VAT Notification” has the meaning given in Clause 27.6;

1.2	In this Agreement (which term shall include any Schedule):

1.2.1	references to Clause headings are for ease of reference only and shall not affect the interpretation of this Agreement;

1.2.2	a reference to a Clause or Schedule, unless the context otherwise requires, is a reference to a Clause or a Schedule of this Agreement;

1.2.3	the singular includes the plural and vice versa, unless the context otherwise requires;

1.2.4	references to statutes, statutory instruments, regulations, rules, or provisions thereof are to those statutes, statutory instruments, regulations, rules, or provisions thereof, as amended, modified or replaced from time to time;

1.2.5	references to a “person” include any firm, company, corporation, body, association or partnership (whether or not having separate legal personality) or any combination of the foregoing;

1.2.6	references to the words “includes” and “including” shall be construed without limitation;

1.2.7	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term; and

1.2.8	all times given in this Agreement are London time;

1.2.9	references to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or in an electronic form.

1.3	In the event of any inconsistency between the provisions of this Agreement and any provision of any Clearing Membership Agreement, the LCH Regulations or the LIFFE Rules, the provisions of this Agreement shall, as between LCH and LIFFE, prevail.

2.	COMMENCEMENT

2.1	Save as may otherwise be agreed between the Parties, the Commencement Date shall be March 16, 2009 or, should the conditions referred to in Clause 3.1 not be fulfilled on such date, the first Business Day of the third full week following the fulfilment of such conditions, provided the conditions are fulfilled prior to the Longstop Date.

2.2	From the date of this Agreement until the Commencement Date, LCH agrees to operate those parts of the LCH business which are relevant to LIFFE, the LIFFE Services and the LCH Services in the ordinary course, without material deviation from past practice, save as may be approved in advance in writing by LIFFE (such approval not to be unreasonably withheld or delayed).

3.	CONDITIONS PRECEDENT

3.1	With the exception of Clauses 1 and 2, this Clause 3, and Clauses 4.3, 4.4, 6.2, 9, 12.1, 21.3, 22, 23, 25, and 28 to 43 (which will become effective on the date of signature of this Agreement), the remainder of this Agreement will only take effect upon the continued fulfilment of the conditions set out in Clause 3.3 and is conditional upon such conditions being fulfilled to the reasonable satisfaction of the relevant Party or Parties (or waived by written agreement of the relevant Party or Parties) by September 30, 2009 (or such later date as the Parties may agree in writing) (the “Longstop Date”).

3.2	Each Party shall use all reasonable endeavours to fulfil and maintain each of the conditions set out in Clause 3.3 to the extent within its control as soon as reasonably practicable before the Commencement Date.

3.3	The conditions referred to in Clause 3.1 are as follows:

LIFFE

3.3.1	LIFFE has all regulatory consents from the FSA that it reasonably considers are required in order to enable it to perform its obligations in respect of the arrangements contemplated by this Agreement.

3.3.2	LIFFE confirms that it has received no lasting objection from the Euronext College of Regulators to the arrangements contemplated by this Agreement.

3.3.3	LIFFE has obtained or confirmed, via an approach to HM Revenue & Customs, all necessary amendments to the Stamp Tax Regulations in a form satisfactory to it (acting reasonably) sufficient to provide exemptions from stamp duty and stamp duty reserve tax in respect of:

(a)	transfers or issues of, or agreements to transfer or to issue, UK equities (as defined in the Stamp Tax Regulations) to LIFFE, or its nominee, in its capacity as a provider of the LIFFE Services; and

(b)	transfers or issues of, or agreements to transfer or to issue, UK equities (as defined in the Stamp Tax Regulations) to LCH, or its nominees, in its capacity as provider of the LCH Services.

3.3.4	LIFFE has obtained or confirmed, via an approach to HM Revenue & Customs in a form satisfactory to it (acting reasonably), either

(a)	confirmation in writing from HM Revenue & Customs; or

(b)	a specific exemption by way of amendment to the Stamp Tax Regulations,

to the effect that, no stamp duty or stamp duty reserve tax will arise on the transfer of, or agreement to transfer, UK equities (as defined in the Stamp Tax Regulations) pursuant to this Agreement.

LCH

3.3.5	LCH has all regulatory consents from the FSA that it reasonably considers are required in order to enable it to perform its obligations in respect of the arrangements contemplated by this Agreement.

Each Party

3.3.6	The conditions precedent set out in the Termination Agreement have been fulfilled or waived (but for the requirement to fulfil or waive the conditions precedent set out in this Agreement).

3.3.7	Each Party, acting reasonably and in good faith in light of prudential and/or risk considerations, is satisfied that the Parties’ (i) material systems, processes and procedures are complete and operationally ready, and (ii) that the form of all necessary and material rules, regulations and procedures has been agreed, in each case as reasonably necessary to enable the provision of the LIFFE Services and the LCH Services to commence.

3.4	Unless otherwise agreed by the Parties in writing, if any of the conditions precedent under Clause 3.3 do not occur or are not completed (and in each case are not waived by written agreement of the relevant Party or Parties) by the Longstop Date, this Agreement will terminate automatically on such date.

4.	PROVISION OF LCH SERVICES

4.1	LIFFE hereby appoints LCH, on the terms and subject to the conditions of this Agreement, to provide the following services:

4.1.1	the LCH Default Management Services;

4.1.2	the LCH Risk Management Services;

4.1.3	the LCH Settlement Services; and

4.1.4	the LCH Ancillary Services,

(together, the “LCH Services”).

4.2	LCH hereby accepts such appointment and undertakes to provide the LCH Services from the Commencement Date in compliance with the LCH Regulations, all Applicable Laws and Good Industry Practice. LIFFE may give LCH reasonable instructions from time to time as to its provision of the LCH Services, provided that if LCH reasonably considers such instructions to constitute a Change, it may refer such instructions to the Change Control Procedure.

4.3	The Parties agree to negotiate in good faith (as described in Clause 4.4) with a view to agreeing a new Schedule to this Agreement setting out service levels in accordance with which LCH must provide the LCH Services.

4.4	A meeting shall be arranged as soon as is practicable and at the latest within one month of the date of this Agreement, at which meeting duly authorised representatives of the Parties shall attend and seek to agree a process and timetable for defining and agreeing to the details of the LIFFE Obligations and LCH Services, Critical Service Levels and Target Service Levels. The timetable shall provide for completion of the process as soon as practicable and in any event no later than March 16, 2009, except as the parties may otherwise agree. For the avoidance of doubt, the Change Control Procedure shall not apply to this process. “Critical Service Levels” mean those legally-binding minimum service levels agreed between the Parties pursuant to this Clause 4.4 and as amended from time to time pursuant to the Change Control Procedures. “Target Service Levels” mean those expected business as usual service levels which the Parties will use all reasonable endeavours to achieve but which the failure to achieve shall not of itself constitute a breach of this Agreement. As part of their agreement on Critical Service Levels the Parties will agree the remedies under this Agreement for breach of the same.

4.5	The Parties acknowledge and agree that LCH is reliant upon LIFFE for the provision of the LIFFE Obligations and that, subject to Clause 4.7, LCH’s provision of the LCH Services shall be conditional upon LIFFE’s continuing performance of the LIFFE Obligations.

4.6	Each Party agrees to notify the other Party immediately upon becoming aware of its own inability (or significant likelihood of such inability) to perform one or more LCH Services or LIFFE Obligations (as the case may be) whether as a result of a failure on the part of LIFFE to perform a LIFFE Obligation or otherwise.

4.7	If LIFFE does not perform any LIFFE Obligation by the time specified in this Agreement, or as reasonably required by LCH in order to perform one or more of the

LCH Services, then LCH shall be excused performance of those related LCH Services if and to the extent that LIFFE’s failure to perform has given rise to LCH’s inability to perform. However, LCH and LIFFE shall work together to agree any additional or alternative steps reasonable in the circumstances to perform the LCH Services notwithstanding the failure of any LIFFE Obligation, and LIFFE shall pay the reasonable and itemised costs of LCH in this regard.

4.8	For the avoidance of doubt and without relieving LCH of its express obligations hereunder, the Parties agree that it is not the intention under this Agreement to prevent LCH from providing clearing services in relation to any other clearing house or Third Party Market.

4.9	Nothing in this Agreement is intended to affect the ARCA, which shall remain in full force and effect between the parties thereto in accordance with its terms, or any ARCA Transaction arising under the terms of the ARCA.

5.	NEW LIFFE PRODUCTS

5.1	LIFFE may from time to time request that the LCH Services should be extended to a New LIFFE Product. The Change Control Procedure shall apply to any such request. Where such New LIFFE Product is Similar to an existing Eligible Product the change to the LCH Services to introduce it shall constitute a De Minimis Change pursuant to the Change Control Procedure. Where such New LIFFE Product is not Similar to an existing Eligible Product it shall not constitute a De Minimis Change for the purposes of the Change Control Procedure.

6.	LIFFE SERVICES

6.1	LIFFE has an obligation to Clearing Members to provide the LIFFE Services, and undertakes to LCH to perform the LIFFE Obligations in accordance with the LIFFE Rules, all Applicable Laws and Good Industry Practice.

6.2	The Parties agree to negotiate in good faith (as described in Clause 4.4) with a view to agreeing a new Schedule to this Agreement setting out details of the LIFFE Obligations and the service levels in accordance with which LIFFE must perform the LIFFE Obligations.

6.3

Each of the Parties acknowledges that LIFFE shall not be permitted to provide any central counterparty services to any LIFFE member except in accordance with this Agreement. The Parties further acknowledge and agree that LCH shall have discretion as to whether to accept a LIFFE member as an LCH Member. In exercising its discretion, LCH shall only take into account prudential considerations applied according to non-discriminatory and objective criteria, and, in the case of rejecting a LIFFE member as an LCH Member, shall provide LIFFE with the relevant reasons in writing in sufficient detail for LIFFE to understand the reason for the rejection and, if appropriate, make representations to LCH regarding that rejection. Without prejudice to the discretion of LCH set out above, LCH shall use reasonable endeavours to consult, where practicable, and work with LIFFE in ensuring non-discriminatory and objective requirements for admittance of LIFFE members as LCH Members, including as to capital requirements, and shall consult with LIFFE sufficiently in advance of any changes to such requirements to enable the Parties to enter into good faith discussions with respect to such proposed changes.

6.4	On and from the Commencement Date and subject to the terms and conditions of this Agreement, LIFFE shall:

6.4.1	act as the central counterparty in respect of all LIFFE Contracts;

6.4.2	assume contractual responsibility towards Clearing Members for Post Trade Services, and undertake to perform such services;

6.4.3	assume operational responsibility for all Post Trade Services for LIFFE Contracts;

6.4.4	assume responsibility for the technical operation of LIFFE Software in so far as it relates to the provision of the LCH Services;

6.4.5	provide LCH with such TRS input services as necessary to support the Default Management Services and, in the event that LIFFE terminates those services referred to in Schedule 1 paragraph 3.2.4, provide physical commodity delivery management services;

6.4.6	perform all relevant calculations with respect to any Clearing Member’s obligation to post, or right to receive, Margin in accordance with parameters provided by LCH, and notify LCH of requirements so calculated;

6.4.7	calculate Variation Margin and set Initial Margin requirements for each of its members solely in respect of LIFFE Contracts at rates no less than the minimum Margin rates notified to it by LCH; and

6.4.8	transmit or otherwise make available trade submissions and changes to trade submissions, settlement prices, span parameters, clearing notifications, end of day positions and end of day margins, and transmit cash postings and liability totals for each of its members to LCH in accordance with service levels to be agreed in accordance with Clause 6.2;

6.5	Notwithstanding any other express or implied provision in this Agreement, LIFFE shall retain any and all rights (including Intellectual Property Rights and rights in Confidential Information) in the LIFFE Markets’ trade, position and other service-related data (including equivalent relevant data to that supplied to LCH at the date of this Agreement and on the Commencement Date, to enable them to carry out the LCH Services) and any data and any database derived therefrom (the “LIFFE Data”). LIFFE shall provide LCH with a non-exclusive royalty-free non-transferable and non-sub-licensable licence for the use of such LIFFE Data (including, for the avoidance of doubt, any data and any database derived therefrom), solely in connection with the provision of LCH Services, such licence to be valid until the end of the Exit Phase. For the avoidance of doubt, LIFFE Data is LIFFE Confidential Information

6.6	Upon the end of the Exit Phase, LIFFE shall provide LCH with a non-exclusive royalty-free, non-transferable, non-sub-licensable and limited discretion licence for the retention and use of LIFFE Data (including for the avoidance of doubt, any data and any database derived therefrom) received by LCH up to the termination of this Agreement including any Exit Phase, for the limited purposes of:

6.6.1	litigation and dispute resolution;

6.6.2	conducting stress and back testing; and

6.6.3	complying with Applicable Laws including, but not limited to record retention requirements.

6.7	For the avoidance of doubt, in the absence of any agreement between the Parties to the contrary and save to the extent required to perform the LCH Services in respect of the LIFFE Contracts under this Agreement, neither LCH nor any of its agents or Affiliates shall be entitled to use any LIFFE Data (or any data derived from it) to off-set positions or cross-margin or to allow others to do so, against the open positions of Clearing Members in LIFFE Contracts.

6.8	In addition to any fees it may charge and collect directly from Clearing Members for other services from time to time, LIFFE may charge Exchange Fees to Clearing Members for the performance of any of the LIFFE Services.

7.	SERVICE PROVISION

7.1	Service review

7.1.1	The Parties agree to conduct periodic reviews of the provision of:

(a)	LCH’s provision of the LCH Services; and

(b)	LIFFE’s provision of the LIFFE Obligations,

in order to ensure that LIFFE continues to comply with its obligations as an RIE and LCH continues to comply with its respective obligations as RCH, under the Act and the FSMA Regulations. These reviews shall be on the basis of applicable service levels and such other targets as may be agreed between the Parties from time to time.

7.1.2	Following any such review, any Party may request changes in any of the LCH Services, or, in the case of LIFFE, the manner of its obligations under this Agreement, in order to reflect the changed business requirements of any Party and/or advancements in technology. All such requests shall be dealt with in accordance with the Change Control Procedure.

7.1.3	After 3 years from the Commencement Date, the Parties will provide for a review of the LIFFE Obligations and LCH Services generally, including changes to operational costs resulting from Changes implemented since the Commencement Date. Any changes proposed as a result of such review shall go through the Change Control Procedure.

7.2	Reporting on Provision of Services

7.2.1	The Parties shall maintain appropriate records with regard to the performance of their respective obligations arising under this Agreement and of any material failure to perform such obligations. A Party shall (subject to any applicable duties of confidentiality or Applicable Laws) promptly provide to the other Party such records as that other Party may reasonably request.

7.3	Regulatory overview of LCH Services and LIFFE Services

7.3.1	Each of the Parties acknowledges that the other is subject to recognition and/or regulation by the FSA and agrees that, notwithstanding any provision to the contrary contained in this Agreement, upon request by the other Party, it will use its reasonable endeavours to take any action or refrain from taking any action which is required by the FSA (provided, in each case, that the Parties will work together to minimise the impact of any such requirements), in order to comply with its obligations as an RIE or a regulated market or, as the case may be, an RCH, provided that, where this will have a material cost, it will be dealt with through the Change Control Procedure.

7.3.2	Each Party shall respond promptly and in good faith to requests from the FSA or other relevant regulatory authority which relate to the relationship between the Parties and other market users. Each Party shall consult with the other with respect to their obligations under this Clause 7.3.2 to the extent permitted by Applicable Laws.

7.3.3	Each of the Parties acknowledges that the other may be subject from time to time to disputes with and complaints against it by members of LCH or LIFFE and agrees that upon request by the other Party it will use its reasonable endeavours to furnish relevant information that that Party holds pursuant to the provision of services by either Party under this Agreement and take any action or refrain from taking any action which is reasonably required to assist with any dispute with or complaint by a market participant (provided, in each case, that the Parties will work together to minimise the impact of any such requirements), provided that, where this will have a material cost, it will be dealt with through the Change Control Procedure.

7.4	Business Continuity and Information Security

Each of LIFFE and LCH shall ensure that their business continuity and disaster recovery arrangements include those requirements set out in Schedule 4.

7.5	Relationship Management

In managing the relationship between the Parties under this Agreement, the Parties set out at Schedule 7 certain non-binding principles which they, in good faith, intend to observe in the ordinary course of business. For the avoidance of doubt, failure by a Party to observe any of the principles set out in Schedule 7 shall of itself not constitute a breach of this Agreement.

7.6	Exit Management

Each of LIFFE and LCH shall comply with those terms set out in Schedule 8 during any Exit Phase.

7.7	Suspension of Service Provision

7.7.1	The provision of the LCH Services or of any part of the LCH Services may be suspended where the Parties agree in writing that such action is appropriate.

7.7.2	In addition to Clause 7.7.1, LCH may suspend the provision of the LCH Services or any part of the LCH Services immediately:

(a)	in the circumstances described in Clause 23 (Force Majeure), or

(b)	to the extent that such action is required in order to comply with any requirements to which it is subject under Applicable Laws or with any order or direction given by, or a requirement of, a relevant regulatory authority or pursuant to the rules of any such regulatory authority.

7.7.3	LCH shall use all reasonable endeavours, prior to exercising any right under Clause 7.7.2, to notify LIFFE as soon as it is aware of any circumstances which may, or are likely to, result in a decision by it to suspend the provision of the LCH Services in whole or in part, the LCH Services that would be affected by such action and the reasons therefor, and (where possible) specify the time at which such action is anticipated to be taken. In respect of the circumstance referred to in Clause 7.7.2(b), if LCH is ordered or directed to suspend all or any part of, or all of, the LCH Services with effect from a particular time, LCH shall notify LIFFE of that time and the affected services will be suspended at such time. Subject to the foregoing sentence and wherever practicable, LCH shall seek to agree with LIFFE and co-ordinate the time at which such action will be taken and the LCH Services which will be affected but without prejudice to its rights under Clause 7.7.2(b).

7.7.4	Where LCH exercises a right under Clause 7.7.2 or the Parties agree pursuant to Clause 7.7.1 that the suspension of the LCH Services (or any part thereof) is appropriate, LIFFE shall take such action as is necessary or appropriate to prevent the execution of any further LIFFE Contracts of a type or by a party which would be affected by the suspension of LCH Services.

7.7.5	Where LCH exercises a right under Clause 7.7.2 or the Parties agree pursuant to Clause 7.7.1 that the suspension of the LCH Services (or any part thereof) is appropriate, the Parties shall work together and use all reasonable endeavours to enable the affected LCH Services to be recommenced as soon as possible, including (where applicable) implementing mitigating interim arrangements to the extent possible, and the input or restoration of data referring to and other actions taken or events occurring during the period of suspension.

7.7.6	Where LCH exercises a right under Clause 7.7.2 or the Parties agree pursuant to Clause 7.7.1 that the suspension of the LCH Services (or any part thereof) is appropriate, and should the relevant LCH Services not have recommenced within three weeks:

(a)	LIFFE shall not be liable for (and LCH will recompense LIFFE in respect of) the Annual Charge pro rata for each subsequent day during which (and to the extent that) the LCH Services remain suspended;

(b)	LIFFE may make reasonable provisions to receive alternative clearing services (which will not be deemed to be in breach of this Agreement) and during such time LCH shall, as far as is reasonable in the circumstances, assist LIFFE to achieve this; and

(c)	LCH shall give LIFFE reasonable notice to enable it to terminate any alternative service provision prior to recommencing the relevant LCH Services (at which point, for the avoidance of doubt, payment of the Annual Charge shall recommence).

7.7.7	Where the LCH Services remain suspended pursuant to Clause 7.7.2 for more than six months LIFFE shall have the right to terminate the Agreement pursuant to Clause 8.2.

7.8	Invisible Changes

For the avoidance of doubt, LCH and LIFFE shall be entitled to make any change to any aspect of the provision of method or means by which the LCH Services and the LIFFE Obligations are provided, respectively, and subject to any express provision in this Agreement to the contrary, without obtaining the consent of the other, to the extent that any such change has no affect on the other Party’s receipt of the same. The Change Control Procedure shall not apply to any such “invisible” changes.

8.	TERM AND TERMINATION

8.1	This Agreement shall remain in force unless and until validly terminated in accordance with its terms.

8.2	A Party may terminate this Agreement with immediate effect by serving written notice on the other Party upon the occurrence of any one of the following events (each of events referred to in Clauses 8.2.1 and 8.2.2 constituting an “Event of Default”):

8.2.1	the other Party commits a material breach of the terms of this Agreement which, if capable of remedy, remains unremedied for 30 (thirty) days following the receipt of a written notice specifying such material breach; and

8.2.2	the other Party becomes insolvent, ceases trading, enters into liquidation, whether compulsory or voluntary, other than for the purposes of a solvent amalgamation or reconstruction, or makes an arrangement with its creditors or petitions for an administration order or if a trustee, administrator or administrative receiver or other insolvency official is appointed over all or any part of its assets or if it generally becomes unable to pay its debts.

8.2.3	pursuant to the exercise of its right under Clause 7.7.7.

8.3	In addition, either Party may terminate this Agreement by giving to the other Party not less than [*] prior written notice to this effect. For the avoidance of doubt, such notice can be given at any time from the Commencement Date but not before the Commencement Date.

8.4	[*]

8.5	In the event that this Agreement is terminated for any of the reasons set out in Clauses 8.2 to 8.4 above, the relevant provisions of Schedule 9 shall apply as regards the circumstances contemplated therein.

8.6	Termination of this Agreement shall not release any of the Parties from any other liability which at the time of termination has already accrued to the other Parties, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. In addition, the provisions of this Clause 8.6 and Clauses 1, 6.6, 6.7, 8.5, 17, 18, 22, 24, 25, 26, 27, 41 and 43 and Schedule 3, Schedule 8 and Schedule 9 are agreed to survive termination of this Agreement.

9.	TRANSITIONAL ARRANGEMENTS - THE COMMENCEMENT DATE

9.1	Prior to the Commencement Date, each Party shall:

9.1.1	adopt rules, regulations and procedures relating to the clearing and settlement of Eligible Products in accordance with the provisions of this Agreement; and

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9.1.2	execute such agreements and any other documents which that Party will require Clearing Members to complete in order to benefit from the LIFFE Services and the LCH Services from the Commencement Date.

9.2	Prior to the Commencement Date, LCH and LIFFE will:

9.2.1	agree and implement a detailed plan to effect the transition of the LIFFE Services from LCH to LIFFE including the novation of all LCH Registered Contracts from LCH to become LIFFE Contracts with LIFFE as central counterparty as at the Commencement Date (the “Transition and Migration Plan”) which shall include an undertaking by LCH not to charge for, prevent or otherwise withhold or delay its consent to member requests or efforts to novate positions and other data from LCH to LIFFE;

9.2.2	consult with each other regarding the relevant sections of the LIFFE Rules and such amendments to the LCH Regulations as may be necessary to give effect to the terms of this Agreement;

9.2.3	consult with each other regarding any information or other steps required to satisfy the FSA as to the arrangements established pursuant to this Agreement;

9.2.4	work together to achieve a smooth introduction of the LCH Services and the LIFFE Services at the Commencement Date;

9.2.5	provide each other with access, as applicable, to necessary resources, data and other information (including the access to systems and data to be supplied in accordance with the LIFFE Obligations) relevant to the LCH Services and the LIFFE Services solely to the extent necessary to allow LCH and LIFFE to perform adequate testing of the LCH Services and the LIFFE Services respectively, prior to the Commencement Date;

9.2.6	provide Clearing Members with the salient details of the Transition and Migration Plan; and

9.2.7	use their reasonable endeavours to assist and encourage all Clearing Members in executing such documentation as may be necessary in connection with the provision of the LCH Services and the LIFFE Services under this Agreement.

10.	MEMBERSHIP MATTERS

10.1

If any Party becomes aware of any dispute relating to any LIFFE Contract or if any complaint is made to it regarding any such LIFFE Contract it shall promptly notify the other Party providing full particulars of the dispute or complaint in question, provided that the obligation on LIFFE in this Clause 10.1 shall only apply to the extent that it is or could be material to the provision by LCH of the LCH Services. The Parties acknowledge that, from time to time, disputes may arise between Clearing Members in relation to LIFFE Contracts, and LIFFE agrees that it shall review the arbitration arrangements under the LIFFE Rules to deal with such circumstances, furthermore LIFFE shall, acting reasonably and in good faith and consulting with LCH, seek to amend the LIFFE Rules and/or its Contract Specifications in time for March 16, 2009, so that LIFFE takes the central counterparty role in support of arbitrations between Clearing Members arising from disputes further to Eligible Trades and pursuant to the LIFFE Rules. The Parties shall use reasonable endeavours to agree how disputes as to physical delivery will be handled where a Clearing Member becomes a Defaulter after the registered LIFFE Contract has expired and gone to delivery.

10.2	Subject to Applicable Laws, and where practicable to do so, the Parties shall generally endeavour to inform each other of any act or omission by a Clearing Member of which it becomes aware and which is reasonably likely to give rise to a legitimate concern on the part of the other Party in its capacity as provider of services under this Agreement.

11.	SETTLEMENT OF LIFFE CONTRACTS

11.1	Each Party shall ensure that the settlement arrangements it makes in relation to Eligible Products and the rules applied by LIFFE and LCH in relation thereto shall be consistent with the terms of the Contract Specification for such Eligible Product and related provisions set out in the LIFFE Rules.

12.	LINK PROVISIONS, INTEROPERABILITY AND CERTAIN [*]

12.1	The Parties shall promptly, and in any event no later than March 16, 2009, agree a new Schedule to this Agreement setting out the terms upon which they will establish link arrangements between them including by means of mutual membership, so as to facilitate the conclusion and performance of LCH-LIFFE Contracts.

12.2	Each Party agrees that where the other Party proposes any form of interoperability between providers of central counterparty and/or other clearing services in relation to any products falling within the scope of the LIFFE Rules, then each Party shall, subject always to its unfettered discretion in respect of the form of any final agreement or arrangements based on its operational, commercial and risk management objectives, enter into good faith discussions in order to consider how such interoperability between central counterparties and/or providers of other clearing services might operate and on what contractual basis.

12.3	Provided that the conditions set out in Clause 12.4 below are fulfilled, LCH shall use all reasonable endeavours on the request of LIFFE to implement [*]. LIFFE will meet the reasonable and itemised costs incurred by LCH and LCH.Clearnet SA of implementing such [*].

12.4	The conditions referred to in Clause 12.3, which each Party agrees to use its reasonable endeavours to fulfil, are that each of LCH, LCH.Clearnet SA, and LIFFE:

12.4.1	has obtained a legal opinion from its external counsel which the relevant person (acting in good faith) determines to be satisfactory; and

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

12.4.2	has obtained any necessary regulatory consent.

12.5	At a time to be agreed, the Parties shall introduce [*] to the LIFFE Markets. In such circumstances, the Change Control Procedure shall apply.

13.	CLEARING TECHNOLOGY

13.1	Unless otherwise agreed by the Parties, the CPS Agreement (in so far as it relates to the LIFFE Markets) shall terminate on the Commencement Date at no cost to LCH and with any prepaid fees being rebated to LCH on a pro-rata apportioned basis based on the term of services elapsed, and LIFFE hereby undertakes to obtain a formal agreement from LIFFE Services Limited to this effect. Save as otherwise agreed between the Parties, the CPS Agreement as it relates to the ICE market(s) shall not be terminated by this Agreement.

14.	FEES, PAYMENTS AND COSTS

14.1	In consideration for LCH performing the LCH Services, LIFFE agrees that it shall pay to LCH an amount equal to the Annual Charge each year, to be paid in monthly instalments in arrears as from the Commencement Date in accordance with the provisions set out in Schedule 3 with payment to be made on or by the first day of every month (or the following Business Day if such day is not a Business Day).

14.2	LCH agrees that it shall make a payment to LIFFE of an amount equal to 95% of the Treasury Income, to be paid, in respect of each calendar month (or such shorter period of time during which LCH provides the LCH Services), on the fifteenth day of the following month (or the following Business Day if such day is not a Business Day) from the Commencement Date.

14.3	All payments due to be made by LIFFE pursuant to Clause 14.1 above shall be made in Euros in immediately available funds and on the due date for payment of the same.

14.4	All payments due to be made by LCH pursuant to Clause 14.2 above shall be made in Euros in immediately available funds and on the due date for payment of the same.

14.5	LCH and LIFFE hereby agree that:

14.5.1	overdue interest shall be payable on all amounts payable pursuant to this Clause 14 which are not paid on the due date for payment at a rate of 2% above Euribor;

14.5.2	they will work together and use their best endeavours to ensure the VAT exemption on the Annual Charge save to the extent that the Annual Charge relates to services in respect of contracts which are taxable for the purposes of VAT; and

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.5.3	in the event that the LCH Settlement Service set out in Schedule 1, Paragraph 3.2.4 and/or the LCH Ancillary Service set out in Schedule 1, Paragraph 4.1.1 of this Agreement are terminated (in whole or in part) by LIFFE, the Annual Charge may be reduced pursuant to LIFFE’s request through the Change Control Procedure provided that the Annual Charge shall not be reduced unless LCH’s costs are materially reduced by ceasing to provide those specific service.

14.6	LIFFE further agrees that it shall reimburse LCH for all those costs and expenses incurred by LCH in making and/or accepting settlement and/or delivery of securities in a relevant depository incurred by LCH as a result of settlement arising from the exercise, assignment, delivery or final settlement of LIFFE Contracts, being Swift (or other money transfer) and Euroclear (or other CSD) charges. LCH shall provide written evidence to LIFFE of such costs and expenses, and any dispute regarding the amount of such costs and expenses shall be referred to the LCH Relationship Manager in the first instance, and thereafter be subject to the dispute resolution mechanism set out at Clause 41. The costs and expenses dealt with in this Clause 14.6 shall not include the costs and expenses connected with providing services set out in Schedule 1, paragraph 4.1.2, which are dealt with as part of the calculation of the Treasury Income.

14.7	For the avoidance of doubt LCH shall not be entitled to levy fees, charges or other similar obligations on Clearing Members in respect of the LCH Services (for which the only consideration shall be the Annual Charge). However, this shall not prevent LCH from charging its members generally (including for the avoidance of doubt members who are not members of LCH other than in connection with their membership of the LIFFE Markets) for training, applicable data line costs, membership application fees and in accordance with collateral accommodation policies. Where practicable LCH shall inform LIFFE before introducing any new, or significantly increasing any existing, fees, charges or other similar obligations charged to Clearing Members, excluding fees, charges or other similar obligations charged solely in relation to markets other than the LIFFE Markets.

15.	SCOPE OF LCH SERVICES AND EXCLUSIVITY ARRANGEMENTS

15.1	LCH shall be the exclusive provider of the LCH Services in respect of LIFFE Products where LIFFE acts as the central counterparty as contemplated in Schedule 1, Paragraph 1, save as provided for in the Exit Management Plan.

15.2	The exclusivity provided for in Clause 15.1 shall relate to all LCH Services except for the LCH Settlement Service set out in Schedule 1, Paragraph 3.2.4 and the LCH Ancillary Service set out in Schedule 1, Paragraph 4.1.1. The provision by LCH of the LCH Settlement Service set out in Schedule 1, Paragraph 3.2.4 and the LCH Ancillary Service set out in Schedule 1, Paragraph 4.1.1 shall be on a non-exclusive basis, and any reference to the LCH Services in the remainder of this Clause 15 shall be construed so as to exclude the LCH Settlement Service set out in Schedule 1, Paragraph 3.2.4 and the LCH Ancillary Service set out at Schedule 1, Paragraph 4.1.1.

15.3	The Parties acknowledge that the exclusivity arrangements set out in Clause 15.1 shall not restrict the ability of LIFFE to elect to appoint a third party as the provider of central counterparty services together with other clearing services for any or all Existing LIFFE Products or any New LIFFE Products rather than LIFFE itself acting as the central counterparty, without being in breach of this Agreement, provided that in such circumstances, LIFFE will be subject to the Preferred Supplier Arrangements.

15.4	In the event that LIFFE elects to appoint a third party as the provider of central counterparty clearing services for any LIFFE Product, it shall first provide LCH with a written notice (“Product Handover Notice”) of such election. Subject always to the Preferred Supplier Arrangements, the Parties shall work together in good faith to arrange a timely and efficient hand-over of such LIFFE Products. If after three calendar years from the Commencement Date LCH has previously received a Product Handover Notice, or if it receives one after that time, the Parties agree that they shall also work together in good faith to review the level of the Annual Charge, including the Annual Inflation Uplift Multiplier, the Annual Volume Uplift Fee and the Regulatory Capital Fee in light of the anticipated change in the number and average daily volume of LIFFE Products in respect of which the LCH Services are being provided, and taking into account the cost of providing the LCH Services, to be assessed having regard to LCH’s costs both prior and subsequent to the migration of the relevant LIFFE Products.

15.5	The Parties hereby agree that, for so long as this Agreement remains in full force and effect, they will observe the Preferred Supplier Arrangements set out in this Clause 15.5. Under the Preferred Supplier Arrangements, and subject to any restrictions imposed by Applicable Laws, LIFFE undertakes to invite LCH to tender to provide the central counterparty services together with other clearing services in respect of any relevant LIFFE Product and, where practicable, to give LCH the opportunity to make a “best and final offer”. Before contracting with a third party for the procurement of such services, LIFFE shall give LCH an opportunity to match the third party’s offer. LCH shall act reasonably in considering such requests and the Parties shall promptly meet to discuss such requests.

16.	CHANGE CONTROL

16.1	Except as expressly provided otherwise, where either of LIFFE or LCH wishes to make a Change to this Agreement and/or any of the Schedules to this Agreement, that party shall request the support of the other in accordance with the Change Control Procedure.

16.2	This Clause 16 shall not apply to the request by either Party to the other to modify its performance hereunder to ensure compliance with the requirements of this Agreement except to the extent that such a request constitutes a Regulatory Change (as defined in Schedule 5). No Party shall be deemed to in breach of this Agreement to the extent that it is reasonably restricted from complying with Applicable Laws by this Agreement and has submitted a Regulatory Change which addresses this issue.

17.	NON-SOLICITATION

17.1	Subject to Clause 17.2, neither Party will, during the term of this Agreement (including any Exit Phase) and for a period of 12 months after the expiry or termination of this Agreement, solicit in any way the services of, offer to employ or actually employ, any employee or former employee of the other Party or any of its Affiliates, unless it first obtains written consent of the other Party.

17.2	Clause 17.1 does not prevent either Party from soliciting the services of, or offering to employ or actually employing any person who, without any separate solicitation by that Party, responds to a genuine advertisement by that Party which is made generally available and not directed at employees of the other Party.

18.	RECORD KEEPING AND INFORMATION

18.1	In respect of any LIFFE Contract, LIFFE undertakes to record the relevant Eligible Trade information so as to enable LCH to establish a full audit trail of all such Eligible Trades, including details of each Eligible Trade, the date and time it was entered into, and details of persons who initially submitted each such Eligible Trade for registration by LIFFE.

18.2	The Parties undertake to respond to any request from the other Party for information of the type referred to in Clauses 18.1 where it is reasonably satisfied that the request is made for prudential or regulatory reasons (and not, for the avoidance of doubt, to assist with the provision of any services to a competitor of LIFFE or any other Third Party Market), provided that such Party may not use the information provided for any other purpose.

18.3	Any records which are required to be maintained under this paragraph must be in computerised or other electronic form, and shall be maintained for a period of at least six years or, such other longer period as may be required by Applicable Laws or otherwise as the Parties may agree.

18.4	Each Party undertakes to procure from its members all waivers of any rights to secrecy or confidentiality which may be necessary to enable the other Party to fulfil its respective obligations under this Agreement.

19.	AMENDMENTS TO LCH’S REGULATIONS AND LIFFE RULES

19.1	Either Party may at any time amend its rules and regulations, provided:

19.1.1	That such Party shall consult with the other Party in respect of any material proposed amendment that is applicable to the provision by the other Party of LCH Services or the LIFFE Services, respectively;

19.1.2	that nothing in this Clause 19.1 shall relieve a Party of its obligations under this Agreement;

19.1.3	subject to clause 19.1.4, that each Party agrees that it will not knowingly maintain or introduce any requirement binding on its members which is reasonably likely to have a material adverse effect on the other’s ability properly and fully to comply with its obligations under this Agreement; and

19.1.4	that where any Party is required by Applicable Laws or a relevant regulatory authority to amend its rules or regulations in a way that conflicts with Clause 19.1.3, such amendment shall constitute a Change and be dealt with through the Change Control Procedure.

19.2	In making any amendments permitted by Clause 19.1, the Party maintaining or introducing such requirement must give to the other as much prior notice of the requirement and the anticipated adverse effect as is reasonably practicable and work with the other Party to attempt to minimise the impact of such a requirement.

19.3	If either Party becomes aware that any provision in the LCH Regulations or the LIFFE Rules is materially inconsistent with any provision of the other documentation relating to the LCH Services or the LIFFE Services, it shall notify the other Party as soon as reasonably practicable and the Parties shall co-operate to make such amendments as they may agree in order to remove that inconsistency.

19.4	If not otherwise already available to them, each Party shall supply the other on request with a full copy of its rules and regulations, including any revisions thereto, and a copy of any guidance, consultation notices concerning proposed amendments, circulars and other notices issued by the other Party to Clearing Members.

20.	TRADE EMERGENCIES AND MARKET DISORDER

20.1	Without prejudice to the provisions of Clause 18, if at any time either Party suspects or anticipates the development of a market emergency, or an excessive position in respect of an Eligible Product owned or controlled by the same person, or under the common control of a group of persons acting together or in concert, or any manipulation, corner, squeeze or other undesirable situation or practice that might reasonably be expected to affect or be capable of affecting LIFFE, LCH, Clearing Members, Eligible Trades, LIFFE Contracts, or any of them, it shall immediately notify the other Party. For the avoidance of doubt, no Party shall have any liability to the other for any omission or failure (other than wilful failure or omission) to notify the other Parties pursuant to this Clause 20.1.

20.2	The Parties agree that they shall monitor the development of such circumstances and share information about such circumstances with each other to the extent that each is reasonably able so to do in the light of its obligations of confidentiality to third parties and other obligations placed upon it by law, contract or otherwise.

20.3	If any Party reasonably determines that the circumstances contemplated by Clause 20.1 have arisen, it may take such action as it deems reasonably necessary in accordance with its rules and the terms of this Agreement. Wherever reasonably practicable, the Party taking such action agrees to consult with the other prior to taking such action.

21.	IT SYSTEMS AND SYSTEM INTERFACES

21.1	Where any Party considers that it may be necessary or desirable to develop material enhancements or modifications to any aspect of computer systems or computer interfaces that might result in a material change to the manner of provision of the LCH Services or the LIFFE Services, or to the performance of the LIFFE Obligations, it shall notify the other Party and shall consult as to whether the enhancement or modification might adversely affect the ability of the other Party to perform its obligations under this Agreement. An enhancement or modification which might adversely affect the ability of a Party to perform its obligations under this Agreement shall be subject to the Change Control Procedure.

21.2	For the avoidance of doubt, during the term of this Agreement and any Exit Phase LIFFE shall not take any step outside of the ordinary course of business (and with the exception of any agreed Changes or as part of a response to any unexpected event or pursuant to any agreed Exit Management Plan) designed to impact adversely the connectivity of LIFFE or Clearing Members with LCH.

21.3	Nothing in this Agreement constitutes acceptance by either Party of any rights in relation to the commodity management system known as Guardian. Prior to March 16, 2009, the Parties will agree which system they will use to effect the physical delivery of commodity contracts which, in the absence of such agreement, shall continue to be the system used by LCH immediately prior to that date.

22.	LIABILITY

22.1	No Party nor any of their respective affiliates, directors, employees, agents, licensors and/or contractors shall be liable to the other with respect to any claims whatsoever arising out of this Agreement for indirect, consequential, special, punitive or exemplary damages, including without limitation, claims for loss of profits or income or loss of use of either, loss of business expectations or business interruptions, regardless of any actual knowledge or foreseeability of such damages. The limitations in this Clause 22.1 shall not apply to Clause 22.2 (Obligations as member), 22.7 (Death or personal injury), 24 (TUPE), 26.17 (Infringement of third party IPR), and 38.1.3 (Fraud).

22.2	Nothing in this Clause 22 shall apply to any liability either of the Parties may have to the other under, or in respect of, any LIFFE Contract or as a result of being a member of the other pursuant to the provisions to be agreed in accordance with Clause 12.1.

22.3	The total aggregate liability of any Party to the other for all losses, damages, costs, claims and expenses of any kind arising out of or in any way connected to this Agreement in relation to events occurring in each successive 12 month period from the Commencement Date and giving rise to liability shall not exceed [*], regardless of whether a claim arises in contract, tort, negligence, strict liability or otherwise. The caps on liability in this Clause 22.3 shall not apply to Clause 22.2 (Obligations as member), 22.7 (Death or personal injury), 24 (TUPE), 26.17 (Infringement of third party IPR), 27.11 and 27.12 (Tax) and 38.1.3 (Fraud). For the avoidance of doubt, this Clause 22.3 shall not apply to the obligation to pay Negative Income set out in Schedule 11.

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

22.4	The Parties acknowledge they have entered into this Agreement in reliance upon the limitations of liability and disclaimers of warranties and damages set out herein and that the same form an essential basis of the bargain between the Parties. The Parties agree that the limitations and exclusions of liability and disclaimers of warranties and conditions specified herein shall survive the termination of this Agreement.

22.5	Except as expressly provided otherwise in this Agreement LIFFE acknowledges, understands and accepts that neither LCH, nor its managers, members, officers, employees or agents make any implied warranty whatsoever (including any implied warranties of merchantability or fitness for particular purpose) to LIFFE as to the LCH Services save as set out in this Agreement and that such services are provided in accordance with the provisions of this Agreement, the LCH Regulations and relevant LCH approvals.

22.6	Except as expressly provided otherwise in this Agreement LCH acknowledges, understands and accepts that neither LIFFE, nor its managers, members, officers, employees or agents make any implied warranty whatsoever (including any implied warranties of merchantability or fitness for particular purpose) to LCH as to the LIFFE Services or the performance of the LIFFE Obligations save as set out in this Agreement and that such services are provided in accordance with the provisions of this Agreement, the LIFFE Rules and relevant LIFFE approvals.

22.7	Nothing contained in this Agreement shall restrict either Party’s liability for death or personal injury resulting from any act, omission or negligence of that Party or its officers, agents, employees or sub-contractors.

22.8	Without prejudice to each Party’s obligations under this Agreement, each Party acknowledges and agrees that it does not owe any duty of care to the other in relation to the admission of any Clearing Member or the exercise of its powers under the LCH Regulations or the LIFFE Rules, as the case may be.

22.9	Subject to the limitations of liability contained in this Clause 22, each Party shall indemnify and keep indemnified the other Party against itemised costs and expenses which are reasonable having regard to the nature of the breach and the length of time for which the breach continued and any direct losses (including third party and member claims), damage and fines, which arise from that Party’s breach of this Agreement. The Parties acknowledge that such losses shall include:

22.9.1	following an Event of Default where LCH is the defaulting Party, and to the extent permitted by Applicable Laws, the costs and expenses of migrating all or part of the LCH Services to LIFFE or one or more Successor Operator(s);

22.9.2	the costs of all reasonable external consultancy, internal or external management, personnel and computer time, acceptance testing together with all reasonable costs associated therewith in any case necessarily and directly incurred to remedy the default;

22.9.3	payments made by such Party to a third party pursuant to its commitment to such third party (whether contractual or in accordance with its published compensation policy guidelines) and arising as a result of such breach by the other Party; and

22.9.4	any fines imposed by any relevant regulatory authority in connection with any breach by such Party of its regulatory requirements resulting from an act or omission by the other Party.

23.	FORCE MAJEURE

23.1	No Party shall be liable for or be in breach of this Agreement for any failure or delay in performing any of its obligations under or pursuant to this Agreement to the extent that such failure or delay is due to an event which is beyond a Party’s reasonable control, which could not (or could not reasonably) have been avoided by that party taking steps and precautions reasonably expected of it (including complying with this Agreement or with any disaster recovery or business continuity obligations) and which makes it impossible or materially commercially unreasonable to perform the obligations in question, including but not limited to: (i) acts of God; (ii) acts of civil or military authority; (iii) national emergencies; (iv) fire; (v) flood; (vi) catastrophes; (vii) failure of power supply; (viii) wars; (ix) insurrections; (x) riots; and (xi) acts of terrorism, but excluding, save where such failure arises directly or indirectly from any of the above: (a) the failure (directly or indirectly) of any of the facilities of the Party; (b) any industrial disputes specifically affecting the Party; and (c) the act, omission or default of any Affiliate, contractor or agent of the Party, provided in each case that the Party has communicated the same to the other Party as soon as practicable and keeps the other Party informed of developments in connection with the event of force majeure at all times.

23.2	The provisions of Clause 7.7 (Suspension of Service Provision) shall apply in relation to any continuing event of force majeure.

23.3	For the avoidance of doubt, LCH shall be required at all times to accept the Novated Contracts of a Defaulter provided that LIFFE provides LCH with such information necessary for it to do so, including during the suspension of any services permitted under Clause 7.7.

24.	TUPE

24.1	The Parties do not anticipate that the TUPE Regulations will apply to the commencement of the provision of LCH Services at the Commencement Date nor do they intend the termination of this Agreement or any transfer of the LCH Services to LIFFE and/or any Successor Operator(s) to constitute a relevant transfer for the purposes of the TUPE Regulations. For the avoidance of doubt, LIFFE shall have no right to require LCH to arrange its operations or internal staffing in a way that may result in the TUPE Regulations being found to apply to the termination of this Agreement or the transfer of the LCH Services to LIFFE and/or any Successor Operator(s).

24.2	Notwithstanding the above, in the event that the TUPE Regulations are found to apply either upon the termination of this Agreement or upon any transfer of the LCH Services to LIFFE or any Successor Operator(s) the parties agree the following provisions of this Clause 24 will apply.

24.3	On the termination of this Agreement or any transfer of the LCH Services to LIFFE or any Successor Operator(s), LCH will and LIFFE (or, as the case may be, LIFFE will use all reasonable endeavours to procure that any Successor Operator(s)) will agree that they will at the request of LCH promptly and in a co-operative and helpful manner comply with their respective obligations, if any, under Regulations 13 and 14 of the TUPE Regulations.

24.4	LCH will indemnify LIFFE against (and shall pay to LIFFE an amount equal to) all Losses which LIFFE (or any Successor Operator(s) which LIFFE has indemnified in this respect) may reasonably incur on the termination of this Agreement and/or on any transfer of the LCH Services to LIFFE or any Successor Operator(s) in relation to any claim or allegation by any LCH Employee (or relevant employee representative) arising from or connected with the failure by LCH to comply with its legal obligations under Regulations 13 and 14 of TUPE Regulations (except to the extent that LCH’s failure is due to any failure on the part of LIFFE or any Successor Operator(s) to comply with their respective obligations under Regulations 13 and/or 14 of TUPE Regulations in a timely and proper manner).

24.5	LIFFE will indemnify LCH against (and shall pay to LCH an amount equal to) all Losses which LCH may reasonably incur on the termination of this Agreement and/or any transfer of LCH Services to LIFFE or any Successor Operator(s) in relation to any claim or allegation by any LCH Employee (or relevant employee representative) arising from or connected with the failure by LIFFE and/or any Successor Operator(s) to comply with its or their obligations under Regulations 13 and/or 14 of TUPE Regulations.

24.6	If the contract of employment of any person connected to the provision of the LCH Services on the termination of this Agreement or the transfer of the LCH Services to LIFFE or any Successor Operator(s) shall have effect as if originally made between LIFFE (or any Successor Operator(s)) and such person pursuant to the TUPE Regulations:

24.6.1	LIFFE will (and will procure that any Successor Operator(s) will) without delay and in any event no later than 48 hours of it or any Successor Operator becoming aware of the claimed application of the TUPE Regulations to any such person notify LCH of this fact in writing;

24.6.2

LIFFE will (or LIFFE will procure that any Successor Operator(s) will, as applicable) then give LCH seven days in which to find alternative employment for any such person. If any such offer of alternative employment is accepted, LIFFE shall (or shall use all reasonable endeavours to procure that any Successor Operator shall) immediately release the person from its employment;

24.6.3	If no such offer of alternative employment has been made or procured by LCH to such person or such offer has been made but not accepted within such seven day period referred to at clause 24.6.2 above, then LIFFE shall (and will procure that any Successor Operator(s) shall) terminate the employment of such person within seven days following the expiry of the seven day period (referred to at clause 24.6.2 above); and

24.6.4	LCH will indemnify and shall keep indemnified LIFFE for (and shall pay to LIFFE an amount equal to) any wages, salaries, bonuses, commissions, PAYE, national insurance contributions and other periodic outgoings (including pensions contributions), compensation for unfair dismissal, wrongful dismissal or statutory redundancy payments reasonably incurred by LIFFE (or any Successor Operator(s) which LIFFE has indemnified in this respect) relating to the employment or termination of the contract of employment of such person, provided that: (i) should LIFFE (or any Successor Operator(s)) re-employ any such person (whether under a contract of service, a contract for services or as a partner or director) within 6 months of the date on which such person’s employment is deemed to have transferred to LIFFE or any Successor Operator(s) pursuant to the TUPE Regulations, LIFFE shall within 28 days reimburse LCH for any such amounts paid in respect of such person; and (ii) such indemnity shall not extend to any money paid on account of any unlawful discrimination on the part of LIFFE or any Successor Operator(s).

25.	CONFIDENTIALITY

25.1	Each of the Parties shall:

25.1.1	keep confidential the terms of this Agreement and all Confidential Information of the other Party, whether in written or any other form, which has been accessed or obtained by it, or otherwise disclosed to it by or on behalf of the other Party (including, without limitation, any business information in respect of the other Party which is not directly applicable or relevant to the LCH Services or the LIFFE Services, as the case may be), and shall not disclose such information to anyone, except that the Party may disclose such information:

(a)	to its officers, directors, members and employees bound by a duty of confidentiality who need to know the Confidential Information to enable the Party to perform its duties hereunder to the other Party;

(b)

to governmental or regulatory authorities having jurisdiction over such Party or to self-regulatory bodies as required by Applicable Laws, in each instance to the extent required to be disclosed by Applicable Laws or a court order or explicit demand by the FSA or other governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the disclosure is subject, whether or not having the force of law, provided that the Party disclosing the information shall (to the extent permitted by law) notify the other Party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before such disclosure must be made and shall take all reasonable action, and shall reasonably cooperate in any efforts by the other Party, to avoid and limit such disclosure, except that with regard to a disclosure of the existence or terms of this Agreement to the FSA, the Party making such disclosure need not notify the other Party of the disclosure;

(c)	to its legal and financial advisors on a need to know basis and who are under an obligation to maintain as confidential all such information consistent with the obligations set forth in this Agreement;

(d)	to any applicable tax authority to the extent reasonably required to assist the settlement of the disclosing Party’s tax affairs or those of any company of which it is a subsidiary of or any other person under the same control as the disclosing Party; and

25.1.2	procure that its officers, directors, members and employees who have access to the Confidential Information of the other Party keep secret and treat as confidential all such documentation and information consistent with the obligations set forth in this Agreement; and

25.1.3	use the Confidential Information of the other Party solely in the performance of this Agreement and for no other purpose.

25.2	Except as expressly set forth in Clause 25.1, a Party shall not disclose any Confidential Information of the other Party to any third party (including without limitation any consultant, contractor or advisor) without the prior written consent of the other Party, and if the other Party gives such consent, then such information shall only be disclosed pursuant to a written agreement in which the recipient of the information (“Third Party Recipient”) is bound to maintain its confidentiality consistent with and on terms equivalent to those set forth in this Agreement. The Party making such disclosure shall remain responsible to the other Party for each Third Party Recipient’s compliance with such confidentiality obligations.

25.3	Clauses 25.1 and 25.2 do not apply to information:

25.3.1	which shall after the date of this Agreement become published without restriction on disclosure or otherwise generally available to the public, except in consequence of a wilful or negligent act or omission by the other Party to this Agreement or a breach of the obligations in this Clause 25;

25.3.2	to the extent rightfully made available to the recipient Party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect of such information;

25.3.3	which has been independently and lawfully developed by the recipient Party otherwise than in the course of or pursuant to the exercise of that Party’s rights or obligations under this Agreement or the implementation of this Agreement, and without reference to the Confidential Information of the other Party; or

25.3.4	which the recipient Party can prove was already lawfully known to it before its receipt from the disclosing Party.

25.4	Upon termination of this Agreement (including any Exit Phase), or upon request of the Party furnishing Confidential Information, each Party shall return the other Party’s Confidential Information or, at the other Party’s direction, destroy the same and certify its destruction in writing. Notwithstanding the foregoing, a Party shall not be required to return or destroy Confidential Information if and to the extent that it is required to retain it by Applicable Laws (including any audit requirements imposed by Applicable Laws), or where it is otherwise permitted to retain such information under this Agreement (provided it shall return or destroy such Confidential Information as soon as such ability to retain ceases to apply).

25.5	Save as otherwise set out in this Agreement, no announcement, circular, advertisement or other publicity in connection with this Agreement, its subject matter, the fact that the Parties are parties to it or any ancillary matter will be made or issued by or on behalf of one Party (save as required by Applicable Laws) without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

26.	INTELLECTUAL PROPERTY RIGHTS

26.1	As between LIFFE and LCH, LIFFE shall own all Intellectual Property Rights in:

26.1.1	the LIFFE Materials; and

26.1.2	all Improvements to the LIFFE Materials (for the avoidance of doubt, regardless of which Party developed such Improvements); (together, the “LIFFE Background IPR”), and

LCH hereby assigns for no further consideration to LIFFE any such Intellectual Property Rights which have or would otherwise vest in it.

26.2	As between LIFFE and LCH, LCH shall own all Intellectual Property Rights in:

26.2.1	the LCH Materials; and

26.2.2	all Improvements to the LCH Materials (for the avoidance of doubt, regardless of which Party developed such Improvements); (together, the “LCH Background IPR”), and

LIFFE hereby assigns for no further consideration to LCH any such Intellectual Property Rights which have or would otherwise vest in it.

26.3	For the avoidance of doubt, if LCH licences any of its LCH Background IPR to LIFFE and LIFFE uses such LCH Background IPR to develop Improvements to the LIFFE Materials, LIFFE does not thereby acquire any rights in the LCH Background IPR other than any licence granted under any Exit Management Plan.

26.4	For the avoidance of doubt, if LIFFE licences any of its LIFFE Background IPR to LCH and LCH uses such LIFFE Background IPR to develop Improvements to the LCH Materials, LCH does not thereby acquire any rights in the LIFFE Background IPR other than any licence granted under any Exit Management Plan.

26.5	For the term of this Agreement only (including any Exit Phase), LCH hereby grants to LIFFE a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicensable licence of the LCH Background IPR solely in connection with the performance of this Agreement, provided that LIFFE shall not reverse engineer or use any equivalent procedure to reverse engineer protected source code in any LCH Materials for any purpose.

26.6	For the term of this Agreement only (including any Exit Phase) and without prejudice to Clauses 6.5 and 26.7, LIFFE hereby grants to LCH a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicensable licence of the LIFFE Background IPR solely in connection with the performance of this Agreement, provided that LCH shall not reverse engineer or use any equivalent procedure to reverse engineer protected source code in any LIFFE Materials for any purpose.

26.7	LCH hereby acknowledges and agrees that the licence granted to it by LIFFE pursuant to Clause 26.6 insofar as it relates to the LIFFE Software shall be subject to the following:

26.7.1	such licence is not an operational software licence and as such LCH will not be provided with a copy of, or otherwise given access to, the LIFFE Software (including, for the avoidance of doubt, any object code or source code in such software); and

26.7.2	such licence is provided by LIFFE solely in connection with the performance by LIFFE of the LIFFE Obligations and as such is subject, without limitation, to the provisions of Clause 6.5.

26.8	In the absence of a separate agreement signed by both Parties to the contrary, to the extent during the term of this Agreement (including any Exit Phase) that Project IP is developed solely or substantially by one Party (“Solely Developed IP”) ownership of such Project IP shall vest in that Party (“Solely Developed IP Sole Owner”). Solely Developed IP shall form part of the LIFFE Background IPR or the LCH Background IPR (as applicable) and for the avoidance of doubt and absent a separate agreement signed by both Parties to the contrary, for the term of this Agreement only (including any Exit Phase) the Solely Developed IP Sole Owner hereby grants a non-exclusive, worldwide, non-transferable, non-sub-licensable, royalty-free licence to the other Party on the terms set out in Clause 26.5 or 26.6 (as applicable).

26.9	The Parties will endeavour to negotiate in good faith the ownership of any Project IP that is Jointly Developed by the Parties in furtherance of the purposes of this Agreement or otherwise in connection with this Agreement (“Jointly Developed IP”) during the relevant Change Control Procedure, or if no such agreement is reached at that time, in the Exit Management Plan. In the absence of any agreement between the Parties as regards the ownership of Jointly Owned IP, ownership shall be decided by Applicable Laws.

26.9.1	During the term of this Agreement (including the Exit Phase) each Party shall be entitled to use the Jointly Developed IP solely for the purposes of the matters contemplated under this Agreement.

26.9.2	On termination of this Agreement, in the event that one Party owns such Jointly Developed IP, it shall grant a non-exclusive, perpetual, irrevocable, worldwide, non-transferable, sub-licensable, royalty-free licence to the other Party to use and exploit by any means whatsoever (including without limitation sub-licensing, disposal or charging) such Jointly Developed IP.

26.9.3	On termination of this Agreement, in the event that such Jointly Developed IP is jointly owned between the Parties, each Party agrees to grant whatever consents are required in order that the other Party can use or exploit by any means whatsoever (including without limitation sub-licensing, disposal or charging) such Jointly Developed IP.

For the avoidance of doubt, the licences and consents granted in Clauses 26.9.2 and 26.9.3 shall survive the termination of this Agreement.

26.10	Both parties shall keep confidential and procure that employees keep confidential any patentable invention (wheresoever patentable) forming part of the Project IP unless the owner (pursuant to this Clause 26) of said invention, or both Parties if the invention constitutes Jointly Developed IP, has or have consented in writing to the disclosure of the said invention.

26.11	Upon reasonable request from the owner (pursuant to this Clause 26.11) of Project IP and at the reasonable cost of said owner, the other Party shall promptly execute and take all reasonable actions and steps to perfect said owner’s sole ownership of such Intellectual Property Rights on a worldwide basis including, but not limited to, granting and recording of assignments.

26.12	The owner (pursuant to this Clause 26) of any registrable Project IP shall have absolute discretion to decide whether and, if so, where to apply for registration of such Intellectual Property Right. Upon reasonable request from and at the reasonable cost of said owner, the other Party shall promptly execute and take all reasonable actions and steps to assist said owner in applying to register said Intellectual Property Right.

26.13	Unless the Parties negotiate an agreement to the contrary in the Change Control Procedure or in the Exit Management Plan, on termination of this Agreement (including any Exit Phase) for any reason:

26.13.1	the licences granted pursuant to clauses 26.5, 26.6, 26.7 and 26.8 shall terminate;

26.13.2	LCH will cease use of the LIFFE Background IPR and return or (at LIFFE’s option) destroy all records (whether electronic or in hard copy) containing or relating to the LIFFE Background IPR, subject to Clause 6.5; and

26.13.3	LIFFE will cease use of the LCH Background IPR and return or (at LCH’s option) destroy all records (whether electronic or in hard copy) containing or relating to the LCH Background IPR.

26.14	Nothing in this Agreement shall be deemed to give LIFFE any right to use any of LCH’s names, logos or trade marks without LCH’s prior written consent. To the extent that the licence pursuant to Clause 26.5 relates to use of LCH trade marks, LIFFE shall use each such trade mark only in accordance with LCH’s reasonable guidelines as communicated in writing by LCH to LIFFE from time to time and where LCH discovers that LIFFE’s use of any such trade mark is not in accordance with its guidelines, LCH shall notify LIFFE in writing thereof, and, if not corrected within a reasonable period, shall thereafter have the right to terminate the licence granted herein solely with respect to any such trade mark with immediate effect.

26.15	[*]

26.16	Nothing in this Agreement shall be deemed to give LCH any right to use any of LIFFE’s names, logos or trade marks without LIFFE’s prior written consent. To the extent that the licence pursuant to Clause 26.6 relates to use of LIFFE trade marks, LCH shall use each such trade mark only in accordance with LIFFE’s reasonable guidelines as communicated in writing by LIFFE to LCH from time to time and where LIFFE discovers that LCH’s use of any such trade mark is not in accordance with its guidelines, LIFFE shall notify LCH in writing thereof, and, if not corrected within a reasonable period, shall thereafter have the right to terminate the licence granted herein solely with respect to any such trade mark with immediate effect.

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

26.17	Infringements of Third Party Intellectual Property Rights

26.17.1	Subject to sub-clause 26.17.5 below, LCH shall indemnify and keep LIFFE indemnified from and against any and all actions, claims, proceedings, losses, damages, costs, expenses (including court and legal costs) and other liabilities of whatever nature (“Claims”) suffered, incurred or sustained by LIFFE as a result of any action, claim or proceeding made or brought by any person alleging that the provision of the LCH Services by LCH or the receipt of the LCH Services by LIFFE or LIFFE’s use or possession of the LCH Background IPR or any part of them infringes the Intellectual Property Rights or rights in Confidential Information of any such person.

26.17.2	For the purpose of Clause 26.17.1 above, where any action, claim or proceeding causes LIFFE’s quiet enjoyment for the purposes of this Agreement of the LCH Services, LCH Materials or any part thereof to be disrupted or impaired, LCH shall at its own expense and at LCH’s option:

(i)	procure for the benefit of LIFFE the right to continue to use and exploit the LCH Services and/or LCH Background IPR in accordance with this Agreement; or

(ii)	modify or replace the LCH Services and/or LCH Background IPR so that no further infringement will occur; provided that such modified or replacement part of the LCH Services or LCH Background IPR will meet substantially the same functionality as the original referred to in or pursuant to this Agreement.

26.17.3	Subject to sub-clause 26.17.5 below, LIFFE shall indemnify and keep LCH indemnified from and against any and all Claims suffered, incurred or sustained by LCH as a result of any action, claim or proceeding made or brought by any person alleging that the provision of the LIFFE Services by LIFFE or the receipt of the LIFFE Obligations by LCH or LCH’s use or possession of LIFFE Background IPR or any part of them under this Agreement infringes the Intellectual Property Rights or rights in Confidential Information of any such person.

26.17.4	For the purpose of sub-clause 26.17.3 above, where any action, claim or proceeding causes LCH’s quiet enjoyment for the purposes of this Agreement of the LIFFE Obligations, LIFFE Background IPR or any part thereof to be disrupted or impaired, LIFFE shall at its own expense and at LIFFE’s option:

(i)	procure for the benefit of LCH the right to continue to use and exploit the LIFFE Obligations and/or LIFFE Background IPR in accordance with this Agreement; or

(ii)	modify or replace the LIFFE Obligations and/or LIFFE Background IPR so that no further infringement will occur; provided that such modified or replacement part of the LIFFE Obligations or LIFFE Background IPR will meet substantially the same functionality as the original referred to in or pursuant to this Agreement.

26.17.5	The party so indemnified under this Clause 26.17 (the “Indemnified Party”) shall:

(i)	promptly notify the indemnifier of any action or claim brought against it and which may result in the Indemnified Party making a claim on the indemnifier under this Clause 26.17. Upon the indemnifier accepting in writing that the relevant action or claim is covered by the relevant indemnity, the Indemnified Party shall allow the indemnifier to control that defence exclusively (including full authority to compromise or settle it) but the indemnifier will consult with the Indemnified Party in relation to any defence and will not settle such claim without taking into account the Indemnified Party’s reasonable requirements in relation to such settlement; and

(ii)	provide all reasonable assistance to the indemnifier (subject to the indemnifier meeting the reasonable and itemised costs and expenses of the Indemnified Party).

26.17.6	The indemnifier may recover its reasonable and itemised costs relating to any Claim from any award, damages or settlement sum made or paid as the result of that Claim. The remainder of any such award, damages or settlement sum shall be shared as is fair and reasonable between the Parties.

26.17.7	If the indemnifier does not defend the Claim then the Indemnified Party may defend the Claim and the indemnifier shall if it is necessary to do so under the Applicable Laws and at the request of the Indemnified Party join the proceedings as either co-claimant or co-defendant (such choice, if available under the Applicable Laws, to be made by the indemnifier in its absolute discretion) and shall provide all assistance and co-operation that the Indemnified Party may reasonably require in the conduct of such defence, provided that the Indemnified Party indemnifies the indemnifier against any loss, cost or expense reasonably incurred by the indemnifier in connection therewith including any liability to pay the relevant third party’s costs. The parties shall share any award of damages or costs made pursuant to any such proceeding in such manner as is fair and reasonable between the parties.

26.17.8	The Parties hereby agree that Clause 22.3 apply in respect of the matters contemplated in this Clause 26.17.

26.18	Infringement of Project IP

26.18.1	If during the term of the Agreement either Party becomes aware of any actual, threatened or suspected infringement of any Project IP, LIFFE Background IPR or LCH Background IPR (each an “Infringement”) it shall immediately notify the other Party in writing giving such particular of such Infringement as may be available.

26.18.2	Where the Infringement relates to Intellectual Property Rights of a single Party (the “IP Owner”) that Party shall in its sole and absolute discretion determine what (if any) action to take in connection with the Infringement and, if it decides to take any action (whether through legal proceedings or otherwise) it shall have sole control of the conduct of any such action at its cost. If called upon in writing the other Party (in its role as licensee) (the “IP Licensee”) shall provide all assistance and co-operation that may reasonably be required in the conduct of any action (including become a party to such action, provision of documentation, information and evidence and make relevant personnel available) provided that the IP Owner indemnifies it against any loss, cost or expense reasonably incurred by it in connection therewith. The Parties shall share any award of costs or damages or other settlement sum as is fair and reasonable between the parties.

26.18.3	If, within 30 (thirty) days (or, where prompt action is reasonably necessary to protect the interests of the IP Licensee, within the time limit specified in the notice which time limit shall be reasonable having regard to the relevant circumstances) of receiving a written notice from the IP Licensee requesting the IP Owner to take action to stop any Infringement which directly affects the IP Licensee’s business in the fields of clearing and counterparty services (a “Relevant Infringement”), the IP Owner does not agree to take the appropriate action to stop the Relevant Infringement, the IP Licensee may take such action as it deems fit against the relevant third party in its own name and the IP Owner shall if it is necessary to do so under the Applicable Laws and at the request of the IP Licensee join the proceedings as either co-claimant or co-defendant (such choice, if available under the Applicable Laws, to be made by the IP Owner in its absolute discretion) and shall provide all assistance and co-operation that the IP Licensee may reasonably require in the conduct of such action in relation to a Relevant Infringement, provided that the IP Licensee indemnifies the IP Owner against any loss, cost or expense reasonably incurred by the IP Owner in connection therewith including any liability to pay the relevant third party’s costs. The parties shall share any award of damages or costs made pursuant to any such proceeding in such manner as is fair and reasonable between the parties.

26.18.4	Where the Infringement relates to Jointly Developed IP the Parties shall negotiate in good faith regarding what (if any) action to take.

27.	TAXES AND VAT

27.1

Subject to the provisions of Schedule 3, all payments to be made by LIFFE under or pursuant to this Agreement shall be made without any deduction or withholding for or on account of any Tax, unless such deduction or withholding is required by any Applicable Laws, as modified by the practice of any relevant governmental revenue authority, then in effect. If LIFFE is required to make such deduction or withholding, then it shall pay promptly to LCH such additional amount as is necessary so as to ensure that the net amount actually received by LCH will equal the full amount that LCH would have received had no such deduction or withholding been applied.

27.2	All amounts which are payable under this Agreement which (in whole or in part) constitute the consideration for VAT purposes for any supply or goods or services shall be deemed to be exclusive of any VAT which is chargeable on that supply.

27.3	If VAT is chargeable on any supply made by LCH to LIFFE under this Agreement, LIFFE shall pay to LCH within thirty (30) days of receipt of an appropriate VAT invoice an amount equal to the amount of that VAT. If VAT is chargeable on any supply made by LIFFE to LCH under this Agreement, LCH shall pay to LIFFE within thirty (30) days of receipt of an appropriate VAT invoice an amount equal to the amount of that VAT.

27.4	All VAT invoices issued by LCH to LIFFE under this Agreement shall identify those elements of the services that are exempt from VAT and those that are subject to VAT.

27.5	Where LIFFE is required under this Agreement to reimburse LCH in respect of any cost or expense, LIFFE shall at the same time indemnify LCH against any VAT incurred by LCH in respect of the cost or expense to the extent that neither LCH nor any other member of any group to which it is a member for VAT purposes is entitled to any credit or repayment from the relevant tax authority in respect of that VAT. Where LCH is required under this Agreement to reimburse LIFFE in respect of any cost or expense, LCH shall at the same time indemnify LIFFE against any VAT incurred by LIFFE in respect of the cost or expense to the extent that neither LIFFE nor any other member of any group to which it is a member for VAT purposes is entitled to any credit or repayment from the relevant tax authority in respect of that VAT.

27.6	LIFFE shall be responsible for identifying the correct VAT liability of its supplies and shall be responsible for accounting for VAT on all such supplies. LIFFE shall notify LCH in a written form to be agreed between the Parties of the VAT liability of all supplies for which Exchange Fees which LCH is responsible for collecting pursuant to this Agreement are consideration (the “VAT Notification”). Such VAT Notification shall specify the extent to which LCH is required to collect such amount in respect of VAT from Clearing Members and LIFFE will notify LCH if there is any change in this position.

27.7	LCH shall not be responsible for collecting from Clearing Members or any other parties any amounts in respect of VAT on Exchange Fees where LCH has not been notified by LIFFE that such amounts should be collected. LCH shall not be liable to pay LIFFE any amounts in respect of VAT on Exchange Fees where LCH has not been notified by LIFFE that such amount should be collected.

27.8	LCH shall pay LIFFE all amounts received in respect of VAT on Exchange Fees from Clearing Members but shall not be liable to pay LIFFE any amounts in respect of VAT on Exchange Fees to the extent a Clearing Member has not paid such amounts to LCH.

27.9	LIFFE shall be responsible for issuing VAT invoices in relation to its supplies, including supplies for which Exchange Fees are payable by Clearing Members. If requested, LCH shall, on behalf of LIFFE and on the basis of the information provided in the VAT Notification, issue VAT invoices in relation to the Exchange Fees that LCH collects.

27.10	LCH shall not be liable to any claim for any payment from any person, including but not limited to HMRC or a Clearing Member, for a failure to account for, charge or collect VAT on Exchange Fees, provided that it has complied with the notifications and requests issued by LIFFE under this Clause 27.

27.11	Provided LCH has complied with the notifications and requests issued by LIFFE under this Clause 27, LIFFE shall indemnify and keep indemnified LCH in respect of any claim against LCH for amounts in respect of VAT (including any penalties or interest) on Exchange Fees that were not charged or collected but should have been.

27.12	Provided LCH has complied with the notifications and requests issued by LIFFE under this Clause 27, LIFFE shall also indemnify and keep indemnified LCH in respect of any claim against LCH regarding amounts in respect of VAT (including any penalties or interest) on Exchange Fees that were charged and collected, but should not have been.

28.	AMENDMENTS TO AGREEMENT

28.1	The Parties may, by written instrument signed by their duly authorised representatives, at any time agree to extend, modify or alter whether in whole or in part this Agreement.

28.2	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Parties to it.

28.3	Unless expressly agreed, no variation of any provision of this Agreement whether express or otherwise shall constitute a general waiver of any other provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

29.	ASSIGNMENT AND DELEGATION

29.1	No Party shall assign or transfer this Agreement or charge or encumber any rights, obligations or liabilities hereunder, whether in whole or in part, without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed), and on the giving of such consent, both Parties shall execute such documents as are necessary to agree to the transfer and the assumption of the rights, obligations and liabilities of the other Party by the new party.

29.2	If any Party proposes to delegate or sub-contract the performance of any of its obligations to the other Party pursuant to this Agreement other than to an Affiliate (and save that this shall not restrict the ability of the Parties to appoint consultants and other advisors generally in the ordinary course of business), it shall consult with the other Party before doing so and may not do so without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). Where consented to, the original Party shall remain liable for the acts or omissions of such person as if they were such Party’s own acts or omissions, and such person must enter into a confidentiality agreement for the benefit of the other Party.

30.	FILINGS

The Parties will each procure that any other registrations, filings and submissions required under the laws of any jurisdiction are made to the extent that the provisions of such laws apply to each of them. The Parties will co-ordinate and co-operate with one another in providing such information and all reasonable assistance to the other as may be requested in connection with any such registrations, filings and submissions.

31.	FURTHER ASSURANCE

Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents as may be required by law or as may be reasonably necessary to implement or give effect to this Agreement.

32.	WARRANTIES

32.1	Each Party warrants to the other Party that the following statements are, at the date of this Agreement, true and accurate in all material respects:

32.1.1	it is duly incorporated under the laws of England and Wales (with, in the case of LCH, limited liability) and has capacity and power to enter into and perform its obligations under this Agreement;

32.1.2	its Memorandum and Articles of Association incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, and all necessary authorisations of any governmental, regulatory or other authority have been duly and unconditionally obtained and are now in full force and effect which are required to authorise it to execute and deliver this Agreement and that it will obtain all necessary authorisations or approvals of any governmental, regulatory or other authority to enable it to perform its obligations under this Agreement as at the date this Agreement comes into effect;

32.1.3	neither the execution and delivery by it of this Agreement nor the performance by it of any of the obligations contemplated by this Agreement will:

(a)	materially contravene or constitute a default under any provision contained in any Applicable Laws, judgement, order (of any jurisdiction in which it carries on business) or consent by which it is bound or affected or in any agreement or instrument to which it is a party;

(b)	cause any limitation on it or the powers of its directors, whether imposed by or contained in its Memorandum or Articles of Association or any law, order, judgement (of any jurisdiction in which it carries on business), consent, agreement, instrument, or otherwise, to be exceeded;

32.1.4	its obligations under this Agreement constitute its legal, valid, binding and enforceable obligations, subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

32.2	Each Party represents and warrants to the other Party that the following statement are, as at the date of this Agreement, and will remain as at the Commencement Date, true and accurate:

32.2.1	it is not insolvent or unable to pay its debts and no order has been made or resolution passed for its winding up or for an administration order and no receiver, administrative receiver or manager has been appointed by any person of its business or all or a substantial part of its assets or any material part thereof nor has any equivalent event taken place in any jurisdiction; and

32.2.2	complying with the terms of this Agreement will not infringe any Intellectual Property Rights of any third party.

32.3	The Parties agree and acknowledge that all other warranties, express or implied, including any warranty of merchantability or of fitness for any particular purpose are disclaimed.

32.4	Each Party undertakes to the other Party that at all times during term of the Agreement:

32.4.1	it will perform its obligations under this Agreement using appropriately qualified, skilled and trained personnel;

32.4.2	it shall not knowingly or negligently introduce a software virus, computer worms, software bombs or similar items into the hardware or software used by the other Party; and

32.4.3	all licences required for the performance of its obligations under this Agreement are adequate and appropriate for the provision of those obligations.

32.5	Each Party shall indemnify and keep indemnified the other Party in connection with all Losses suffered by them arising out of or in connection with:

32.5.1	lost or corrupted data caused by the act or omission of the indemnifying party (and including the costs of reconstituting such lost or corrupted data);

32.5.2	breaches of Applicable Laws by the indemnifying party (and including fines or other financial penalties imposed by a relevant regulator);

32.5.3	any fraud, or wilful default in connection with or breach of this Agreement by the indemnifying party; and

32.5.4	any inaccurate or misleading reports or audits knowingly provided by the indemnifying party to the indemnified party.

33.	ILLEGALITY

33.1	No Party shall be required to perform any obligation under this Agreement to the extent that to perform it would be reasonably likely to cause that Party to breach any material Applicable Laws to which it is subject.

33.2	If a Party becomes aware that the performance of any obligation under this Agreement would or could materially breach any Applicable Laws to which it is subject, it shall notify the other as soon as reasonably practicable.

34.	SEVERABILITY

34.1	If any provision of this Agreement is held to be invalid or unenforceable, then that provision shall (to the extent that it is invalid or unenforceable) be of no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

35.	NOTICES

35.1	Save where expressly provided to the contrary under this Agreement, any notice to be given by one Party to the other under this Agreement shall be given in writing, in the English language and signed by or on behalf of the Party giving it.

35.2	Any notice or communication to be made under or in connection with this Agreement in writing may be delivered personally or sent by first class post, pre-paid recorded delivery or (other than in relation to a notice of termination pursuant to Clause 8 of this Agreement) by fax or electronic mail to the Party due to receive the notice at its address set out in this Agreement.

35.3	Unless there is evidence that it was received earlier a notice is deemed given:

35.3.1	if delivered personally, when left at the address for the Party due to receive the notice as set out in this Agreement;

35.3.2	if sent by post, two Business Days after posting it;

35.3.3	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and

35.3.4	if sent by e-mail, two hours after sending, provided that the sender has not received an automated failure or delay response.

36.	WAIVERS

No failure in exercising any right or remedy provided by this Agreement shall operate as a waiver or release thereof or prejudice any other or further exercise of rights and remedies hereunder. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

37.	REMEDIES CUMULATIVE

The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative. They may each be exercised as often as such Party considers appropriate and are in addition to such rights and remedies under general law as each Party may have.

38.	ENTIRE AGREEMENT

38.1	This Agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement. It is agreed that:

38.1.1	no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this Agreement;

38.1.2	no Party shall have any remedy in respect of misrepresentation or untrue statement made by the other party which is not contained in this Agreement nor for any breach of warranty which is not contained in this Agreement; and

38.1.3	this Agreement shall not exclude any liability for fraud or fraudulent misrepresentation.

39.	THIRD PARTY RIGHTS / NO PARTNERSHIP

39.1	Each LIFFE Affiliate shall be entitled to enforce the provisions of Clause 26.15. Save as aforesaid, a person who is not a party to this Agreement does not have any right under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any provision any of its terms, and nothing in this Agreement shall be taken as varying any obligation either Party may have to Clearing Members outside of this Agreement. Notwithstanding the foregoing, this Agreement may be varied or rescinded without the consent of any LIFFE Affiliate.

39.2	Nothing in this Agreement and no action taken by the Parties under this Agreement shall constitute a partnership, association or other cooperative entity between any of the Parties or (save where specifically set out herein) constitute any Party as agent of any other Party for any purpose.

40.	NUMBER OF COUNTERPARTS

This Agreement may be executed by the Parties to it on separate counterparts, each of which is an original but both of which together constitute one and the same instrument.

41.	DISPUTE RESOLUTION

41.1	In the event that a dispute or difference (a “Dispute”) arises between the Parties out of or in connection with this Agreement, the Parties shall seek to resolve the Dispute by negotiation by referring the Dispute first to the Chief Executive Officers of LCH and LIFFE, respectively (each a “Representative”).

41.2	Such referral shall be initiated by one of the Parties notifying the other in writing that the dispute resolution procedure set out in this Clause 41 shall apply and setting out the nature of the Dispute. The Parties shall convene a meeting of the Representatives, and the Representatives shall endeavour to resolve the Dispute, within thirty (30) Business Days of the date of the notice. The joint written decision (if any) of the relevant Representatives shall be binding on the Parties.

41.3	Nothing in this Clause 41 shall:

41.3.1	prevent either Party from taking such action as it deems necessary in order to obtain interlocutory relief requiring compliance with, or preventing breach of, a material term of this Agreement; and

41.3.2	at any time restrict or restrain either Party from initiating proceedings to have a Dispute determined (whether in the interim or finally) by the courts pursuant to Clause 43.

42.	COSTS

42.1	Save as otherwise provided in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and the documents referred to herein.

42.2	All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer shall simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

43.	GOVERNING LAW AND JURISDICTION

43.1	This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

43.2	The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) or the consequences of its nullity.

IN WITNESS whereof the Parties hereto have caused this Agreement to be signed by their duly authorised representatives the day and year first before written.

Schedule 1

LCH SERVICES

PART 1

1.	THE LCH DEFAULT MANAGEMENT SERVICES

1.1	The Parties hereby agree that from the Commencement Date, LIFFE shall act as the central counterparty to all Eligible Trades entered into by a Clearing Member and shall register LIFFE Contracts with that Clearing Member in accordance with the LIFFE Rules.

1.2	For the avoidance of doubt (and without prejudice to LCH’s right to receive Initial Margin and Intra-Day Margin described at Paragraph 1.3.3 below), the Parties agree and acknowledge that, unless and until a Clearing Member has been declared a Defaulter by LIFFE, LCH shall not provide any LCH Default Management Services or assume any rights or obligations in respect of any LIFFE Contract.

1.3	Immediately upon a Clearing Member being declared a Defaulter by LIFFE:

1.3.1	A novation of all LIFFE Contracts to which the Defaulter is party with LIFFE shall automatically take place pursuant to the LIFFE Default Rules, the LCH Regulations and the relevant Clearing Membership Agreement, resulting in the termination of all LIFFE Contracts between LIFFE and the Defaulter and their replacement by contracts between LCH and the Defaulter on terms identical to the terminated LIFFE Contracts (hereinafter, “Novated Contracts”);

1.3.2	LCH shall register the Novated Contracts in the name and for the account of the relevant Clearing Member in LCH’s books and records and those Novated Contracts shall be subject to the LCH Regulations;

1.3.3	LCH-LIFFE Contracts shall, simultaneously with the creation of the Novated Contracts, arise between LIFFE and LCH and shall be performed in accordance with the provisions to be agreed in accordance with Clause 12.1. [*]

1.4	Immediately upon a Clearing Member being declared a defaulter by LCH under the LCH Default Rules, LIFFE, upon becoming aware of such declaration, shall without delay declare that Clearing Member a Defaulter under the LIFFE Default Rules.

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.5	The Parties agree and acknowledge that LCH shall be entitled to call for and receive from each Clearing Member, in LCH’s own name and for its own account, Initial Margin and Intra-Day Margin to cover LCH’s potential exposure to such Clearing Member pursuant to paragraph 1.2 above or otherwise. LCH shall deal with such Initial Margin and Intra-Day Margin in accordance with the LCH Regulations.

1.6	For the avoidance of doubt, nothing in this Agreement and no action taken by LIFFE under the LIFFE Rules in respect of a Clearing Member shall compel LCH to treat any Clearing Member as a Defaulter for the purposes of the LCH Regulations.

1.7	The Parties agree and acknowledge that LCH retains full discretion to deal with Novated Contracts in accordance with the LCH Regulations.

1.8	Save where specifically set out otherwise in this Agreement, to the extent practicable and reasonable and whilst not being bound to consult with LIFFE, LCH will notify and keep LIFFE informed in respect of actions taken with regards to any Defaulter, the default fund and default insurance.

1.9	Each Party agrees to use all reasonable endeavours to assist the other Party in respect of any action proposed or taken by such other Party in accordance with this Agreement or otherwise in connection with any action under either Party’s Default Rules.

PART 2

2.	THE LCH RISK MANAGEMENT SERVICES

2.1	LCH shall provide the following LCH Risk Management Services in connection with the LIFFE Markets and performance under LIFFE Contracts:

2.1.1	make recommendations to LIFFE as to minimum membership requirements, and minimum standards for certain rules, procedures and policies applicable to the LIFFE services and to LIFFE’s role as a central counterparty, so as to assist LIFFE in formulating the LIFFE Default Rules;

2.1.2	determine and notify LIFFE of the minimum rates applicable to any Margin deliverable by Clearing Members;

2.1.3	provide parameters for LIFFE’s performance of all relevant calculations with respect to any Clearing Member’s obligation to post, or right to receive, Margin, and notify Clearing Members of requirements so calculated by LIFFE pursuant to Clause 6.4.6;

2.1.4	undertake the monitoring of positions and risk management of Clearing Members, including without limitation, taking into account transactions effected by such Clearing Members on a LIFFE Market which are contemplated by the arrangements set out in this Agreement, and transactions entered into on a non-LIFFE Market which is cleared by LCH; and

2.1.5	undertake the stress testing of Clearing Members, taking into account, without limitation, transactions on any market effected by such Clearing Members and cleared by LCH.

PART 3

3.	THE LCH SETTLEMENT SERVICES

3.1	LIFFE hereby appoints LCH as its settlement agent for the purposes of performing the LCH Settlement Services.

3.2	LCH shall provide the following LCH Settlement Services in connection with the LIFFE Markets and performance under LIFFE Contracts:

3.2.1	receive from or pay to Clearing Members, as the case may be, Variation Margin and settlement payments arising under LIFFE Contracts in its capacity as agent for LIFFE, and shall consult with LIFFE in respect of material operational matters or material changes in respect of the same in advance, to the extent reasonable and practicable. LIFFE further agrees that any Variation Margin or settlement payments collected and/or held by LCH in its capacity as LIFFE’s agent shall be deemed to satisfy the relevant Clearing Member’s payment obligations towards LIFFE, or, in the case of payments to a Clearing Member, LIFFE’s obligations towards that Clearing Member. For the avoidance of doubt, LCH shall not assume any principal payment obligations towards any Clearing Member in respect of any payments or receipts of Variation Margin and settlement payments under LIFFE Contracts. Nothing in this paragraph 3.2 shall prejudice LCH’s right to receive all Margin (including Variation Margin and settlement payments) in its own name and for its own account in relation to Novated Contracts. References in the LCH Settlement Services to payment or receipt shall include the satisfaction of an obligation by means of set-off or netting against amounts otherwise owed by or to LCH in respect of Clearing Members;

3.2.2	operate receipts of Margin or settlement payments from, or postings to, Clearing Members through PPS Accounts;

3.2.3	undertake and manage the delivery of physically and cash settled transactions (other than physically settled commodities transactions) including monitoring (alongside LIFFE, should LIFFE so request) the exercise and assignment of option contracts, the notification and allocation of futures contracts and the handling of delivery disputes and keeping LIFFE reasonably informed of the same and acting in accordance with LIFFE’s reasonable direction in such matters; and

3.2.4

undertake and manage the delivery of physically settled commodities transactions including monitoring (alongside LIFFE, should LIFFE so request) the notification and allocation of physically settled commodity futures contracts and the handling of delivery disputes in co-operation with

LIFFE and keeping LIFFE reasonably informed of the same and acting in accordance with LIFFE’s reasonable direction in such matters. LIFFE reserves the right to terminate this service at any time on reasonable notice to LCH.

3.3	The Parties acknowledge and agree that nothing in this Agreement shall impose any obligation upon LCH to alter any existing arrangements it may have in place with regard to PPS Accounts, or to open any new accounts for Clearing Members, in order to facilitate the arrangements contemplated under this Agreement.

PART 4

4.	LCH ANCILLARY SERVICES

4.1	LCH shall provide the following LCH Ancillary Services in connection with the LIFFE Markets and performance under LIFFE Contracts:

4.1.1	invoice and collect Exchange Fees from LIFFE members on behalf of LIFFE. LIFFE reserves the right to terminate this service at any time on reasonable notice to LCH;

4.1.2	perform the treasury and collateral management in respect of all Margin due or received in respect of any LIFFE Contract for the benefit of LIFFE in accordance with the LCH Collateral and Treasury Investment Policies and the LCH Clearing Member Interest Payment and Collateral Accommodation Policies;

4.1.3	use reasonable endeavours to inform and consult with LIFFE in a timely fashion regarding any proposed changes to LCH Collateral and Treasury Investment Policies from time to time that may impact the amount of income due to LIFFE as a result of the arrangements contemplated by this Agreement; and

4.1.4	use reasonable endeavours to inform and consult with LIFFE in a timely fashion regarding any proposed changes to the LCH Clearing Member Interest Payment and Collateral Accommodation Policies from time to time which may have an impact on Clearing Members. The Parties agree to use their best endeavours to escalate any disagreement regarding such proposed changes to the LCH Clearing Member Interest Payment and Collateral Accommodation Policies to the Relationship Managers for resolution where necessary. Any such consultation may include the discussion of financial contributions by LIFFE to system developments that are necessary to ensure that LCH is able to change the LCH Clearing Member Interest Payment and Collateral Accommodation Policies in respect of non-Clearing Members while leaving those policies unchanged in respect of Clearing Members.

Schedule 2

ELIGIBLE PRODUCTS

Existing LIFFE Products

(1)	STIR Products

Euribor, Short Sterling, Euroswiss, Eonia, Eonia Swap Index, Euroyen and Eurodollar futures and options

(2)	Bond Products

Long Gilt, and JGB futures and options

(3)	Swap Products

2yr €Swapnote, 5yr €Swapnote. l0yr €Swapnote, 2yr $Swapnote, 5yr $Swapnote and l0yr $Swapnote futures and options

(4)	Commodity Products

Cocoa, Robusta Coffee, White Sugar, Raw Sugar and Feed Wheat futures and options

(5)	Equity Products (either cash settled or settled through Euroclear Bank or Euroclear UK & Ireland)

Stock Options on securities listed on the national stock exchanges of the following jurisdictions: Austria, Belgium, Denmark, Finland, France, Germany, Greece, India, Ireland, Italy, the Netherlands, Norway, Portugal, Russia, Spain, Sweden, Switzerland, the UK, and the US.

Universal Stock Futures on securities listed on the national stock exchanges of the following jurisdictions: Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, South Korea, the Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland, the UK and the US.

(6)	Index Products

Futures, options and variance futures on the following indices: FTSE 100, CAC 40, AEX, BEL 20, PSI 20, FTSEurofirst 80, FTSEurofirst 100, FTSE 250, MSCI Euro, MSCI Pan-Euro, FTSEurofirst 300, FTSE Eurotop 100, JPMorgan IPOX Europe 50 Index Futures, CAC High Dividend Index, AEX High Dividend Index.

Schedule 3

CHARGES

The Annual Charge shall be calculated in accordance with the following formula:

The Annual Charge (“Cn”) comprises a fixed annual charge of €29,500,000 (subject to inflationary increases), a volume uplift fee (subject to inflationary increases), and a regulatory capital fee, as set out in the formula below.

[*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[*]

Annual Inflation Uplift Multiplier shall be calculated in accordance with the following formula and applied on an annual basis;

The Annual Inflation Uplift Multiplier (“IUn”) calculates the total inflationary increase to be applied to the annual charge of €29,500,000 and the volume uplift fee. The multiplier is calculated from a base date of 31 December 2007, as set out in the formula below.

Where

“IU1…n” is the Annual Inflation Uplift Multiplier for years (1…n), where n=l is the first full year from the Commencement Date, n=2 is the second year, etc;

“RPIXDec07” is the RPIX published for December 2007 (203.5);

“RPIX0” is the RPIX published for the month preceding the Commencement Date; and

“RPIX1…n” is the RPIX published for the month preceding the (1st…nth) anniversary of the Commencement Date

[*]

VAT

The Annual Charge shall be subject to the addition of VAT where the services are in respect of commodity futures and options contracts or any other contracts which are taxable for the purposes of VAT.

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule 4

BUSINESS CONTINUITY AND INFORMATION SECURITY ARRANGEMENTS

1.	Principles and Implementing Arrangements

1.1	The Parties acknowledge that they are both required by relevant regulatory authorities to implement and maintain appropriate business continuity, disaster recovery and information security arrangements. The Parties agree to coordinate the jointly relevant aspects of their respective arrangements, prior to March 16, 2009, and to address in such arrangements the requirements of any relevant regulatory authority.

1.2	Where the arrangements referred to in this Schedule are invoked, the Parties shall use all reasonable endeavours to restore the affected services to normal operation as soon as possible. In particular, except to the extent that it is prevented from doing so in a manner described in Clause 23 (Force Majeure), each of the Parties shall ensure that its business continuity arrangements will enable it to recommence performance of its obligations under this Agreement within 4 hours after the performance of any of them is disrupted by any event which (for any reason) wholly or partially interferes with a Party’s ability to do so.

1.3	Each Party’s business continuity and disaster recovery arrangements will at least address the following issues:

1.3.1	maintenance and regular testing of the business continuity and disaster recovery arrangements;

1.3.2	a statement of conditions that will trigger the business continuity and/or disaster recovery arrangements;

1.3.3	risk analysis of down time acceptable to each Party;

1.3.4	escalation procedures;

1.3.5	systems and staff criticality; and

1.3.6	physical resource requirements (including office requirements).

1.4	Each of LIFFE and LCH shall ensure that it has in place at all times appropriate information security arrangements for the management and prevention of security threats or technical risks including those arising from any technology that interfaces to the other Party’s technology.

Schedule 5

CHANGE CONTROL

1.	Additional definitions

1.1	The following additional definitions shall apply for the purposes of this Schedule 5:

“CCN” means a change control notification submitted in accordance with paragraph 3.1 of this Schedule 5;

“Change” means any proposed substantial change to the terms of the Agreement or the nature or manner of provision of any services provided hereunder, save for any matters referred to in Clause16.2;

“De Minimis Change” means either (i) a Change which can be implemented without deployment of any of: business analysis, business requirement specification or IT development and testing; or (ii) the introduction of a New LIFFE Product which is Similar to an existing Eligible Product pursuant to Clause 5.1;

“Impact Assessment” means a written and appropriately detailed assessment of a Change produced by the Receiving Party in response to a CCN including the:

(i)	name of the Receiving Party’s Relevant Contact,

(ii)	an estimated timeframe for completing implementation of the Change,

(iii)	the estimated costs of assessing and implementing the Change (having regard to the nature of the work, the number of other outstanding Changes at the time and the level of engagement required from the Requesting Party),

(iv)	any estimated additional operational costs arising from the implementation of the Change, and

(v)	and whether the Receiving Party believes that a Project Brief is required;

“Man Days” means days worked by each of the Receiving Party’s personnel or sub contractors in accordance with the Receiving Party’s agreed rate card based on full working days (of at least 8 hours per day) or pro rata days;

“PID” means a project initiation document setting out a detailed analysis of estimated times and costs associated with or relating to a proposed Change, broadly in line with the Prince II methodology but varied by the Parties to suit their requirements including the use of templates agreed by the Parties, if any;

“Project Brief” means a document setting out a high level analysis of estimated times and costs associated with or relating to a proposed Change broadly in line with the Prince II methodology but varied by the Parties to suit their requirements including the use of templates agreed by the Parties, if any;

“Relevant Contact” means the person appointed by a Party to be its contact person in respect of a Change;

“Regulatory Change” means any Change required by a change to material Applicable Laws or at the direction of a relevant regulatory authority after the date of this Agreement; and

“Small Work” means a Change (other than a De Minimis Change) which requires only a modest deployment of additional resources to implement.

2.	General

2.1	All references in this Schedule 5, any Impact Assessment, any notification or Project Brief to timescales, start dates and costs which are given by a Party and the information included in CCN’s pursuant to paragraph 4.2 of this Schedule 5 shall be given on the basis of good faith estimates only and shall not give rise to binding commitments upon that Party except where otherwise expressly agreed in writing by the Parties on a case-by-case basis.

2.2	Unless otherwise agreed by the Parties, all notifications sent between the Parties pursuant to this Schedule 5 shall be sent via the Parties’ Relationship Managers or Relevant Contacts or their nominees (including legal advisors).

3.	Initial Procedure

3.1	Either Party (the “Requesting Party”) may notify the other party (the “Receiving Party”) of a proposal for a Change by submitting a CCN to the Receiving Party in the form described at paragraph 4 below.

4.	Contents Of The CCN

4.1	Each CCN shall contain:

4.1.1	the date of the request for the relevant Change;

4.1.2	the Requesting Party’s Relevant Contact in respect of the Change;

4.1.3	full details of and the reason for the relevant Change, including any proposed variations to the Agreement as a result of the relevant Change;

4.1.4	a proposed timetable for implementing the relevant Change;

4.1.5	proposals (if any) on the allocation of costs (whether evaluation, implementation or additional operational costs) in respect of such Change;

4.1.6	proposals (if any) on the ownership of any Intellectual Property Rights arising out of the implementation of any such Change; and

4.1.7	whether the Requesting Party considers the Changes to be a De Minimis Change.

4.2	If the Change relates to a New LIFFE Product, the CCN (which shall be entitled a “New LIFFE Product Notice”) shall, in addition to the information required under paragraph 5.1 of this Schedule 5, contain:

4.2.1	the name of the New LIFFE Product;

4.2.2	the instrument type and the underlying instrument;

4.2.3	the proposed settlement mechanism, the depository for settlement and the jurisdiction in which settlement is to be performed;

4.2.4	the VAT liability of the New LIFFE Product in accordance with Clause 27.6 of this Agreement;

4.2.5	a draft of the proposed Contract Specification(s) and amendments to relevant rules;

4.2.6	an estimate of the number and volume of trades in the New LIFFE Product in respect of which LCH is likely to be asked to provide the LCH Services;

4.2.7	a price history (if available) and appropriate correlations of the New LIFFE Product; and

4.2.8	details of any regulatory issues of which LIFFE is aware which will in its opinion have a material impact on the provision of the LCH Services in respect of the New LIFFE Product.

5.	Progression of Changes

5.1	When the Requesting Party has stated in the CCN that the Change is a De Minimis Change the Receiving Party shall, acting reasonably, within 5 Business Days of receipt of the CCN determine whether it agrees with the classification of the Change as a De Minimis Change and shall, without undue delay, communicate its determination to the Requesting Party.

5.2	If the Receiving Party agrees that the Change is a De Minimis Change it shall notify the Requesting Party of the date on which it will commence implementation work on the Change. The implementation shall commence and be finalised as soon as practicable having regard to the number of De Minimis Changes outstanding at such time.

5.3	Without prejudice to Clause 5.1, if the Receiving Party does not agree that the Change is a De Minimis Change or if the Requesting Party has not stated in the CCN that the Change is a De Minimis Change, the process set out below shall apply.

5.4	In respect of any Change other than a De Minimis Change, the Receiving Party shall, within twenty Business Days of its receipt of the CCN, either:

5.4.1	provide an Impact Assessment in respect of such Change; or

5.4.2	reject the Change in writing with its reasons.

5.5	If the Change relates to a New LIFFE Product, LCH agrees that it will not refuse the extension of the LCH Services to such New LIFFE Product, provided always that LCH may decline to provide the LCH Services in respect of a New LIFFE Product for any one or more of the following reasons:

5.5.1	LCH considers that the provision of the LCH Services in respect of such New LIFFE Product represents an unacceptable risk to LCH on the basis of prudent risk criteria; or

5.5.2	it would be unlawful or in breach of any Applicable Laws or a direction or requirement of the FSA or any relevant regulatory authority, to provide the LCH Services in respect of such New LIFFE Product, or

5.5.3	where the Parties cannot agree on the allocation of costs in respect of such New LIFFE Product, (provided always that, should LIFFE agree to pay the relevant costs, LCH may not raise an objection on this ground), and in such circumstances, LCH will inform LIFFE in writing of its decision and the reasoning for its decision without undue delay, and LIFFE shall no longer be subject to the exclusivity provisions and Preferred Supplier Arrangements set out in Clause 15 in respect of that New LIFFE Product only.

5.6	Each Party further agrees that it shall not refuse to implement any Regulatory Change requested by the other Party provided that its costs, as identified in the Impact Assessment or Project Brief are met by the Requesting Party and provided always that no Party may be required to agree to any Regulatory Change which might place the Receiving Party itself in breach of any Applicable Law.

5.7	Following the rejection of any Change, the Parties shall meet promptly to discuss the Change with the aim of agreeing a revised CCN acceptable to both Parties, and following any agreement the Receiving Party shall prepare an Impact Assessment.

5.8	The Impact Assessment shall:

5.8.1	where the Receiving Party considers that the Change constitutes a Small Work, indicate that the Change is to be treated as a Small Work; and

5.8.2	for any Change which is not a Small Work, indicate that a Project Brief is required and the estimated costs and timetable for producing that Project Brief having regard to the nature of the work, the number of other outstanding CCN’s at the time and the level of engagement required from the Requesting Party to produce the Project Brief.

5.9	Following receipt of the Impact Assessment, a meeting of the Relationship Managers and/or the Joint Operations Committee shall be held promptly to discuss and agree, as applicable:

5.9.1	the costs, timetable and any necessary steps to implement the Small Work; or

5.9.2	the approach and the associated costs of producing the Project Brief.

5.10	Upon production of the Project Brief, the Parties agree that they shall meet again to discuss the Project Brief to agree the costs, timetable and any necessary steps to implement the conclusions of the Project Brief (including, where so identified, the production of a PID).

5.11	As part of the process of agreeing any Impact Assessment, Project Brief and/or PID, the Parties will attempt to agree the allocation of responsibility, for any additional operational costs (if any) incurred by either Party in connection with any Change. For the avoidance of doubt, each Party shall use its best endeavours to keep any such additional operational costs borne by the other to a minimum (recognising the need for the Parties to continue to perform their obligations under this Agreement according to Good Industry Practice and Applicable Laws). As part of their agreement on the allocation of any costs, the Parties may agree to implement a cost review within a defined period after the implementation of any Change, in order to audit the actual costs of such Change (including operational costs) against the estimated costs, it being understood that the Parties will act in good faith to adjust equitably any costs incorrectly borne by either Party.

5.12	Once the costs, timetable and any necessary steps to implement any Change are agreed, the Parties will use all reasonable endeavours to implement such Change in accordance with such agreement and without undue delay.

6.	Costs

6.1	In this Schedule 5, wherever one Party is obliged by its terms to bear the other’s costs, those costs shall only be borne to the extent they are reasonable, itemised and agreed in advance of incurrence. Each Party shall publish a rate card from time to time setting out the rates (for each class of its personnel) which it will use to calculate implementation cost estimates.

De Minimis Changes

6.2	The Parties shall, respectively, evaluate and implement a maximum of ten De Minimis Changes in any calendar month (which may not be carried over between months) free of charge to the other. Where a Requesting Party requests De Minimis Changes in excess of this amount in any month, the Receiving Party shall consult with the Requesting Party and if the Requesting Party wishes to continue with the evaluation and implementation of the excess De Minimis Changes during the affected calendar month, the Receiving Party shall use its reasonable endeavours to comply with such request but its reasonable and documented evaluation and implementation costs in respect of such excess requests shall be borne by the Requesting Party.

6.3	Any additional operational costs of either Party arising out of any agreed De Minimis Change shall not be recoverable from the other Party and shall be borne by the Party incurring such costs.

Small Works

6.4	Save as otherwise provided for in this Schedule 5 or agreed by the Parties on a case-by-case basis, the Requesting Party shall be responsible for its own costs and the costs of the Receiving Party in evaluating and implementing any agreed Change which constitutes a Small Work.

6.5	Any additional operational costs of either Party arising out of any agreed Small Work shall not be recoverable from the other Party and shall be borne by the Party incurring such costs.

Other Changes

6.6	Save as otherwise provided for in this Schedule 5 or agreed by the Parties on a case-by-case basis, the Requesting Party shall be responsible for its own costs and the costs of the Receiving Party in evaluating and implementing any agreed Change which does not constitute a De Minimis Change or a Small Work.

6.7	The appropriate allocation (if any) of any additional operational costs incurred by the Parties arising out of any Change which does not constitute a De Minimis Change or a Small Work shall be agreed between the Parties as set out above. Should the Parties fail to agree such allocation within a reasonable time, the Receiving Party has the right to cease the evaluation and implementing work in relation to such Change.

Free Man Days

6.8	Each Party shall, in its capacity as Receiving Party, make available free of charge to the Requesting Party 100 Man Days per year in respect of which the other Party would otherwise be liable for its costs (measured from the anniversary of the Commencement Date and which may not be carried over between years) towards the cost of any Change.

7.	Disputes

7.1	Should a dispute arise during the implementation of a Change which is incapable of being resolved between the Relationship Managers and/or the Joint Operations Committee, it shall be resolved by following the procedure set out in the Agreement for resolving disputes generally.

Schedule 6

[DELIBERATELY LEFT BLANK]

Schedule 7

RELATIONSHIP MANAGEMENT

1.	The Relationship Managers

1.1	Each Party shall designate an appropriate senior executive who will act as its Relationship Manager in relation to this Agreement (together, the “Relationship Managers”). Either Party may change the identity of its respective Relationship Manager at any time by prior written notice to the other.

1.2	The role of the Relationship Managers is to act as an escalation point for the Joint Operations Committee details of which are set out in this Schedule 7 and to ensure generally that strategic as well as operational issues are being raised and addressed as between the parties.

1.3	Outside the Joint Operations Committee, the Relationship Managers shall endeavour to meet quarterly.

2.	The Joint Operations Committee

2.1	The principal point of formal contact between LIFFE and LCH in relation to issues arising out of the performance by each Party of its obligations under this Agreement will be the Joint Operations Committee.

2.2	Meetings of the Joint Operations Committee should take place regularly but no less than bi-monthly. The chair of the Joint Operations Committee shall operate on the basis of a six-monthly rotation between the Parties, with LCH having the right to appoint the chair for the first six-months from the Commencement Date. The membership of the Joint Operations Committee will generally be as follows:

•	for LIFFE: LIFFE Relationship Manager (or delegate), plus two others; and

•	for LCH: LCH Relationship Manager (or delegate), plus two others.

2.3	Such meetings will be held to discuss the day-to-day operational issues arising out of the provision of the LCH Services and LIFFE’s performance of its obligations under this Agreement. Each Party shall use its reasonable endeavours to procure that, to the extent reasonably requested by the other Party, an appropriate representative of any sub-contractor shall attend such meetings.

3.	Meetings Of The Joint Operations Committee

3.1	Agenda

The meetings of the Joint Operations Committee may cover the following agenda items:

•

system performance levels achieved over the preceding quarter and, in particular, conformity (or otherwise) with the service levels set out in this Agreement, service levels, or otherwise agreed between the Parties;

•	Change Control Procedures operated and, in relation thereto, development progress;

•	progress in any projects or developments under way;

•	strategic issues;

•	any disputes between the Parties;

•	Clearing Members;

•	remedial action; and

•	any other issues which LCH and LIFFE wish to be discussed.

The Parties shall agree the time, location and agenda of each meeting.

3.2	Procedure

The chair shall arrange for such meetings to be minuted as appropriate. Minutes of meetings will be circulated for signature as soon as reasonably practicable. For the avoidance of doubt, any decisions or items within the minutes of meetings which may be stated or implied to be variations of this Agreement will not vary this Agreement.

3.3	Attendance

Both LCH and LIFFE will take all reasonable steps to ensure that their appropriate representatives attend all meetings. Where an individual cannot attend he may nominate, in writing to the Chairman of such meeting, a suitable proxy who will attend in his stead and have full powers to speak on his behalf.

3.4	Quorum

The quorum for the Joint Operations Committee shall be four persons, being two representatives of LIFFE and two representatives of LCH.

Schedule 8

EXIT MANAGEMENT PLAN

1.	Development Of Exit Management Plan

1.1	It is generally intended that any handover of the LCH Services during an Exit Phase (as defined below) be covered by the Exit Management Plan. This Schedule 8 sets out the principles agreed between the Parties to be covered in any detailed Exit Management Plan, which the Parties will use their reasonable endeavours to agree as soon as possible following the service of a notice of termination. The Parties agree that the aim of this Schedule 8 is to ensure that the LCH Services continue to be provided to LIFFE without interruption during any period of transition during which such LCH Services are assumed by a Successor Operator.

1.2	The aim of any detailed Exit Management Plan shall be to facilitate the provision and orderly transfer of replacement services to all or some of the LCH Services in order to minimise the disruption to the LIFFE Market, LCH’s business and the Clearing Members and to assist LIFFE and LCH to comply with their respective regulatory obligations and duties (in the case of LIFFE, as RIE and in the case of LCH, as RCH) by one or more nominated Successor Operator(s), which may include LIFFE (“Exit Management Plan”).

1.3	To the extent required by LIFFE, LCH shall continue to provide the LCH Services and LIFFE shall continue to perform the LIFFE Obligations during the Exit Phase, on the same terms as applied to the provision of the LCH Services immediately prior to such termination event occurring. During such time, LIFFE may negotiate with any third parties for the provision of replacement services.

1.4	The Parties acknowledge that, as part of the migration of the relevant LCH Services to one or more Successor Operators, LIFFE may prepare a document for the purpose of enabling potential Successor Operators to tender for such role. Such document may include information about the historic provision of LCH Services and the relationship between the Parties but may not, without the express written consent of LCH such consent not to be unreasonably withheld, contain any Confidential Information relating to LCH.

2.	General Obligations during an Exit Phase

2.1	The phase commencing on the date on which any Party has validly served a notice to terminate this Agreement or the date on which this Agreement otherwise automatically terminates, until such time as LIFFE has effected transfer of the relevant LCH Services to one or more Successor Operators, on terms satisfactory to it (acting reasonably) shall hereinafter be referred to as the “Exit Phase”.

2.2	Without limiting the specific obligations set out in this Schedule 8, during an Exit Phase the Parties shall in good faith agree procedures and a timescale for the following:

2.2.1	a programme for the transfer process, including details of the means of ensuring continuing provision of the LCH Services throughout the transfer process;

2.2.2	plans for communicating with staff, suppliers and customers and regulators of each Party to avoid any detriment to LIFFE’s and LCH’s business as a result of the transfer;

2.2.3	any agreement of licences in respect of any Intellectual Property and Confidential Information; and

2.2.4	the end of the Exit Phase (which in any event will be no later than 18 months after any Party validly serves a notice to terminate this Agreement or the Agreement otherwise automatically terminates).

2.3	No later than 12 months after the start of the Exit Phase, the Parties will agree a target date for the cessation of each relevant LCH Service.

3.	Transition Diligence Assistance

3.1	LCH will liaise with LIFFE and any Successor Operator(s), making available for such purposes such LCH liaison staff as LIFFE may reasonably require, and acting in good faith, to ensure a mutually satisfactory handover to LIFFE and/or any Successor Operator(s).

4.	Payment

The parties agree that LIFFE shall bear LCH’s reasonable and itemised costs (which shall include external legal costs) incurred in effecting the migration of LCH Services to LIFFE and/or any Successor Operator(s).

Schedule 9

TERMINATION COMPENSATION

The following additional definitions shall apply for the purposes of this Schedule 9:

“End Date” means where agreed as part of the Exit Management Plan, the final date of the Exit Phase, being a date falling on or after the Termination Date and being the date on which LCH finally ceases to provide the LCH Services, or where there is no such End Date, then it shall be the Termination Date;

“Final Settlement Day” means the day which is seven days after the End Date, or (if it is not a Business Day) the first Business Day thereafter;

“Notice Day” means any day on or after the Commencement Date on which a Party gives notice to terminate this Agreement in accordance with Clause 8 of this Agreement;

[*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule 10

REGULATORY CAPITAL

The LCH.Clearnet Group, of which LCH is an element for consolidation purposes is subject to standard capital adequacy rules applicable to banking groups in Europe, which requires it to maintain a minimum level of capital in order to cover for solvency, market and operational risks.

Solvency risk: the overall LCH solvency risk requirement is predominantly calculated based on the cash collateral holdings of LCH. The LIFFE proportion of this is calculated by reference to the cash collateral holdings attributable to LIFFE as a proportion of LCH’s total cash collateral holdings, multiplied by the average solvency risk requirement for LCH for the period. [*]

Market risk: None of LCH’s activities currently raise any market risk requirement. If this were to change then the above apportionment mechanism would be applied.

Operational risk: [*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule 11

LCH TREASURY REVENUE MODEL AND EXPECTED RELATED INCOME TO LIFFE

[*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[*]

*	Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNED by	)
)
A duly Authorised Signatory	)
for and on behalf of	)
LCH.Clearnet Limited	)

SIGNED by	)
)
A duly Authorised Signatory	)
for and on behalf of	)
LIFFE Administration and	)
Management	)